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                                                                       Exhibit 2
                             AMENDED AND RESTATED
                              PURCHASE AGREEMENT

                                 by and among
                 GEMINI, INC. (D/B/A LADY LUCK CASINO HOTEL)

                  INTERNATIONAL MARCO POLO'S SERVICES, INC.
                              ANDREW H. TOMPKINS

                                     and

                         LADY LUCK GAMING CORPORATION
                         Dated as of August 31, 1999

                       Effective as of August 19, 1999


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                              TABLE OF CONTENTS

                                                                         PAGES

1.    Definitions..........................................................2
            1.1   Defined Terms............................................2
            1.3   Use of Defined Terms....................................14
            1.4   Miscellaneous Terms.....................................14

2.    Purchase and Sale...................................................15
            2.1   Sale, Purchase and Delivery of Purchased Assets;
                  Excluded Assets.........................................15
            2.2   Purchase Price..........................................16
            2.3   The Closing.............................................16
            2.4   Proceedings at Closing..................................19
            2.5   Adjustments and Prorations..............................19
            2.6   Title Insurance and Ability of Seller to Convey.........20
            2.7   Inspection of the Property; Due Diligence...............21

3.    Representations and Warranties of the Seller with Respect to the
      Companies and the Business and Properties.......................... 22

            3.1   Organization, Standing, Power and Qualification.........22
            3.2   Capitalization..........................................23
            3.3   Subsidiaries............................................24
            3.4   No Conflict.............................................24
            3.5   Consents................................................24
            3.6   Financial Statements....................................24
            3.7   Absence of Undisclosed Liabilities......................25
            3.8   Absence of Certain Developments.........................25
            3.9   Taxes...................................................26
            3.10  Insurance...............................................29
            3.11  Contracts...............................................29
            3.12  Real Property...........................................30
            3.13  Tangible Property.......................................33
            3.14  Corporate Names.........................................33
            3.15  Environmental Matters...................................33
            3.16  Intellectual Property...................................36
            3.17  ERISA Matters...........................................36
            3.18  Employees...............................................39
            3.19  Compliance With Laws....................................40
            3.20  Licenses and Permits....................................40
            3.21  Legal Proceedings.......................................40
            3.22  Transactions with Affiliates............................41
            3.23  No Brokers..............................................41

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            3.24  Books and Records.......................................41
            3.25  Year 2000 Compliance....................................42

4.    Representations and Warranties of the Seller........................42
            4.1   Ownership of Assets.....................................42
            4.2   Ownership of Gemini Shares and IMPS Shares..............42
            4.3   Real Property...........................................42
            4.4   No Brokers or Finders...................................43
            4.5   Bringdown of Representations and Warranties.............43

5.    Representations, Warranties and Acknowledgments of the Purchaser....43
            5.1   Organization, Standing, Power and Qualification.........43
            5.2   Authority Relative to this Agreement....................43
            5.3   No Conflict.............................................44
            5.4   Consents................................................44
            5.5   Legal Proceedings.......................................44
            5.6   No Brokers..............................................44
            5.7   Fairness Opinion........................................45
            5.8   Acquisition of Shares...................................45
            5.9   No Adverse Facts for Gaming Approvals...................45
            5.10  Acknowledgment as to Investment Experience..............45
            5.11  Bringdown of Representations and Warranties.............45

6.    Conduct of Business Prior to the Closing and Other Agreements.......45
            6.1   Conduct of Business.....................................46
            6.2   Consents................................................49
            6.3   Cooperation; Further Assurances.........................49
            6.4   Investment Assurances...................................49
            6.5    Notification of Certain Matters........................49
            6.6   Litigation Prior to Effective Time......................50
            6.7   Supplements to Schedules................................50
            6.8   No Other Representations or Warranties..................50
            6.9   Limitations on Sale of Common Stock.....................50
            6.10  Gaming Approvals........................................50
            6.11  Availability of Funds...................................51

7.    Conditions Precedent to the Purchaser's Obligations.................51
            7.1   Accuracy of Seller's, Gemini's and IMPS' Warranties.....51
            7.2   Performance by Seller, Gemini and IMPS..................51
            7.3   Consents................................................51
            7.4   HSR Act.................................................52
            7.5   Proceedings and Documents...............................52
            7.6   Release of Obligations, Liens...........................52

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            7.7   Leases..................................................52
            7.8   No Litigation...........................................52
            7.9   Landlord Estoppel Certificates..........................52
            7.10  Landlord Consents.......................................53
            7.11  Governmental Approval...................................53
            7.12  Refinancing.............................................53
            7.13  Allocation Schedule.....................................53
            7.14  Title Insurance Endorsements............................53

8.    Conditions Precedent to the Seller's Obligations....................53
            8.1   Accuracy of the Purchaser's Representations
                   and Warranties.........................................53
            8.2   Performance by the Purchaser............................53
            8.3   Consents................................................53
            8.4   Absence of Litigation...................................54
            8.5   HSR Act.................................................54
            8.6   Proceedings and Documents...............................54
            8.7   Releases................................................54
            8.8   Allocation Schedule.....................................54

9.    Obligations After the Closing.......................................54
            9.1   Closing of Tax Year.....................................54
            9.2   Tax Return Filings......................................54
            9.3   Tax Indemnification.....................................55
            9.4   Cooperation.............................................56
            9.5   Refunds and Credits.....................................56
            9.6   Procedures Relating to Indemnification of  Tax Claims...57
            9.7   Tax Sharing Agreements..................................58
            9.8   Calculation of Losses...................................58
            9.9   Survival of Representations and Warranties..............58
            9.10  General Indemnification.................................58
            9.11  Conditions of Indemnification...........................59
            9.12  Amount of Indemnification...............................60

10.   Termination.........................................................60
            10.1  Right to Terminate......................................60
            10.2  Obligations to Cease....................................61
            10.3  Remedies for Breach.....................................61
            10.4  Fire or Other Damage....................................61
            10.5  Condemnation............................................63

11.   Miscellaneous.......................................................64
            11.1  Legal and Accounting Expenses...........................64
            11.2  Transfer Taxes..........................................64

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            11.3  Publicity...............................................64
            11.4  Headings................................................64
            11.5  Notices.................................................65
            11.6  Assignment; Binding Effect; Successors and Assigns......66
            11.7  Governing Law; Consent to Jurisdiction..................67
            11.8  Entire Agreement........................................67
            11.9  Counterparts............................................67
            11.10 Severability............................................67
            11.11 No Prejudice............................................67
            11.12 Amendment and Modification..............................67
            11.13 Waiver..................................................68
            11.14 Time of the Essence.....................................68

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                   AMENDED AND RESTATED PURCHASE AGREEMENT

            AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement"), by and among Lady Luck Gaming Corporation, a Delaware corporation (the "Purchaser"), and Gemini, Inc. (d/b/a Lady Luck Casino Hotel), a Nevada corporation ("Gemini"), International Marco Polo's Services, Inc., a Nevada corporation ("IMPS") (Gemini and IMPS being sometimes herein referred to collectively as the "Companies" and individually as a "Company"), and Andrew H. Tompkins (the "Seller") originally executed on August 19, 1999, and amended and restated on August 31, 1999, effective as of August 19, 1999.

                              R E C I T A L S :

            WHEREAS, the Seller owns 2,520 shares (the "Gemini Shares") of the common stock of Gemini, without par value (the "Gemini Common Stock"), 15 shares (the "IMPS Shares" and together with the Gemini Shares, the "Shares") of the common stock of IMPS, without par value (the "IMPS Common Stock"), the Fee Property (as defined herein) and the Hotel/Casino Facilities (as defined herein);

            WHEREAS, the Gemini Shares constitute 100% of the issued and outstanding capital stock of Gemini and the IMPS Shares constitute 100% of the issued and outstanding capital stock of IMPS;

            WHEREAS, the Seller leases the FNB Parcel (as defined herein) pursuant to the FNB Lease (as defined herein), the Garside Parcel (as defined herein) pursuant to the Garside Lease (as defined herein) and the Parking Garage Parcel (as defined herein) pursuant to the Parking Garage Lease (as defined herein);

            WHEREAS, the Leased Parcels (as defined herein), the Fee Property and the Hotel/Casino Facilities are leased by Gemini from the Seller pursuant to the Hotel/Casino Lease (as defined herein);

            WHEREAS, Gemini is primarily engaged in the hotel and casino business and certain related activities conducted at the Hotel/Casino Facilities;

            WHEREAS, Gemini owns certain trademarks and a mailing list used in connection with the Business as further described in the Company License Agreement (as defined herein);

            WHEREAS, under the terms of the Company License Agreement, Gemini has granted a license to IMPS pursuant to which, among other things, IMPS is entitled to act as Gemini's agent in connection with licensing of the use of certain intellectual property;

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            WHEREAS, under the terms of the License Agreement (as defined herein) IMPS has granted to the Purchaser a license to use the Licensed Intellectual Property (as defined herein) and, in consideration therefor, the Purchaser is obligated to make certain license fee payments to IMPS;

            WHEREAS, the Seller, Susan Tompkins, Gemini and IMPS (collectively, the "Borrowers"), have entered into a Credit Agreement (as amended, the "Credit Agreement"), dated as of December 6, 1996, with U.S. Bank National Association (the "Bank");

            WHEREAS, pursuant to the Credit Agreement, the Borrowers established a secured construction and reducing revolving credit facility in the principal amount of Fifty Million Dollars ($50,000,000.00) and the Seller, Susan Tompkins and Gemini established a nonrevolving line of credit in the amount of Four Million Dollars ($4,000,000.00);

            WHEREAS, a substantial portion of the Purchase Price (as defined herein) to be paid by the Purchaser to the Seller on account of the transactions described in this Agreement will be used by the Seller to repay the Banks (as defined in the Credit Agreement) outstanding amounts due under the Credit Agreement;

            WHEREAS, in connection with Closing hereunder, Seller shall cause Gemini, IMPS and the Purchased Assets (as defined herein) to be released from any and all liability, liens or charges under or in respect of the Credit Agreement.

            WHEREAS, the Purchaser intends to offer certain debt securities for the purposes of refinancing its first mortgage notes, redeeming its Series A mandatory cumulative redeemable preferred stock and to pay to the Seller the Purchase Price; and

            WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and for the consideration described in this Agreement, the Purchaser desires to purchase and acquire from the Seller, and the Seller desires to sell and assign to the Purchaser, all of the Shares and all of his rights, interests and title in the Fee Property and the Hotel/Casino Facilities and to assign all of his rights and interests in the Leased Parcels.

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.    Definitions

      1.1 Defined Terms. As used herein, the following terms shall have the meanings set forth respectively after each such term:

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      Adjusted EBITDA: With respect to Gemini and IMPS for any period shall be determined from the consolidating financial statements of Gemini and IMPS for such period as follows (all additions to and subtractions from net income set forth below being made only to the extent such items were deducted from or included in net income and without duplication) and in accordance with GAAP:

      1.2 net income, provided that, for the purposes of determining net income for the calculation of Adjusted EBITDA generated by Gemini and IMPS on a rolling basis for the twelve (12) month period ending at the last day of the month immediately preceding the last full month before the Closing Date, expenses shall be equal to Fifty Eight Million Ninety Eight Thousand Dollars ($58,098,000);

            (a)    minus extraordinary gains;

            (b) plus extraordinary losses, including, without limitation, any prepayment penalties resulting from the retirement of debt before its scheduled repayment date;

            (c)    plus income taxes;

            (d) minus gains plus losses from the sale of assets other than write-offs in the ordinary course of business;

            (e) plus interest expense and minus interest income;

            (f) plus extraordinary litigation expenses and extraordinary legal and accounting expenses;

            (g) plus any expenses incurred or minus reimbursement received, both net of reserves, in settlement of any claims or other items related to the assets and liabilities of a Person for events occurring prior to the date of this Agreement;

            (h) plus rent paid to the Seller with respect to the Hotel/Casino Lease;

            (i) minus rent paid by the Seller for the Leased Parcels;

            (j) plus salary and personal expenses of the Seller and his family;

            (k) plus amortization and other similar non-cash charges, including but not limited to amortization of transaction expenses related to the transactions contemplated by this Agreement; and

            (l) plus depreciation, amortization and other similar non-cash charges.

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            In the event of loss from a catastrophe or other casualty loss, an act of God, including fire, flood, wind damage, lightning or other like event, industrial sabotage, labor strikes, disputes or work stoppages or any other unforeseen event (whether at Gemini, IMPS, or at any of its suppliers) which such event or events shall cause a disruption or cessation of all or a substantial portion of the normal business operations of Gemini or IMPS for a period of forty-eight hours or longer (or, in the case of holidays or special events, twenty-four hours or longer), then for purposes of the determination of Adjusted EBITDA, to the extent that Gemini or IMPS is not reimbursed by its business interruption insurance policy, Adjusted EBITDA will be credited with an amount equal to (a) the product of (i) the daily average Adjusted EBITDA for the Equivalent Period in the two most recent fiscal years of Gemini or IMPS for which there were no such disruptions or cessation and (ii) the number of days that the normal business operations were disrupted or ceased or (b) in the case of single day Equivalent Periods, the Adjusted EBITDA for such Equivalent Periods for the two most recent fiscal years of Gemini or IMPS for which there were no such disruptions or cessation. The "Equivalent Period" shall be the month in which any such disruption or cessation occurs, except that in the case of holidays and special events the Equivalent Period shall be the same day or days of such holiday or special event during which such disruption or cessation occurs.

            Affiliate: Any director or officer of Gemini or IMPS and any member of the immediate family of any such director or officer and any other Person which directly or indirectly controls, is controlled by or is under common control with Gemini, IMPS or the Seller.

            Agreement: This Purchase Agreement and all of its Schedules and Exhibits.

            Assets: All Intangible Property, Tangible Property and Real
Property.

            Bank:  As defined in the prologue to this Agreement.

            Borrowers: As defined in the prologue to this Agreement.

            Business: The current line of business of the Seller, Gemini and IMPS involving the ownership, use and operation of the Hotel/Casino Facilities for the operation of a hotel and casino business and certain related activities.

            Business and Properties: As defined in Section 3.15(a) of this Agreement.

            Business Day: Any day of the year on which banks are not required or authorized to be closed in the States of Nevada, Oregon or California.

            Cancellation Notice: As defined in Section 2.7(d) of this Agreement.

            Capitalized Lease Obligation: Any obligation payable under a lease of Real Property or Tangible Property to the extent such obligation, in accordance with GAAP, should be

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capitalized on the lessee's balance sheet, the amount of any such obligation to be determined at any applicable date as the capitalized amount thereof at such date determined in accordance with GAAP.

            CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended, and the rules and regulations promulgated thereunder.

            Claims: As defined in Section 9.10 of this Agreement.

            Closing:  As defined in Section 2.3 of this Agreement.

            Closing Date:  As defined in Section 2.3 of this Agreement.

            COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

            Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            Company Real Property Leases: All leases and subleases of, licenses for and other similar agreements relating to Real Property to which either Gemini or IMPS is a party.

            Company License Agreement: That certain License Agreement, dated as of March 2, 1993, as amended as at January 1, 1995, by and between Gemini and IMPS.

            Consents: All governmental and third party consents, permits, approvals, Orders, authorizations, qualifications or waivers necessary to be received by a Person for the consummation of the transactions contemplated by this Agreement and all notices required to be given to any governmental agency or third party in connection with such transactions.

            Contract: Any contract, agreement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other similar document and any oral obligation, right, contract or agreement.

            Credit Agreement:  As defined in the prologue to this Agreement.

            Damages: As defined in Section 9.10 of this Agreement.

            Dollars or "$": The legal currency of the United States of America.

            Due Diligence Period: As defined in Section 2.7(a) of this
Agreement.

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            Employee: All individuals employed by Gemini or IMPS, and any individuals employed by the Seller whose employment relates to the Business and Properties, in either case as of the date to which an applicable representation, warranty or covenant relates.

            Employer: Gemini, IMPS, the Seller and their respective ERISA Affiliates.

            Employee Benefit Plan: Any plan or arrangement described in Section 3(3) of ERISA, together with any annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, medical, health, disability, employee welfare, prepaid legal, and non-qualified deferred compensation plan (including any excess benefit plan, top-hat plan, deferred bonus, rabbi trust, secular trust, nonqualified annuity contract, insurance arrangement, nonqualified stock option, phantom stock plan, golden parachute payments and any other similar fringe benefit plan).

            Environmental Claim: Any and all actions, suits, demands, demand letters, directives, Orders, claims, Liens, investigations, requests for information, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any Governmental Authority) alleging noncompliance, liability or potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, closure costs, supplemental environmental projects, property damages, personal injuries, penalties or leaking underground storage tanks) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Gemini, IMPS or the Seller, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of any Hazardous Materials.

            Environmental Law: All applicable foreign, federal, state and local laws (including common law), statutes, ordinances, codes, rules, requirements, regulations, Orders, Judgments, decrees, injunctions, or agreements with or by any Governmental Authority relating to pollution, the environment (including air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to the management of asbestos or polychlorinated biphenyls ("PCBs") in buildings, structures, or equipment, including as amended, CERCLA, Emergency Planning & Community Right to Know Act, 42 U.S.C. ss. 11001 et seq., Solid Waste Disposal Act and Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., Clean Air Act, 42 U.S.C. ss. 7401, et seq., Federal Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq., Oil Pollution Act of 1990, 33 U.S.C. ss. 2701, et seq., and Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.

                                     -6-


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            Environmental Permits: All Licenses and Permits, authorizations, approvals and consents from Governmental Authorities which are required in respect of the Property under any applicable Environmental Law.

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA Affiliate: As to any Person, any trade or business, whether or not incorporated, which together with such Person would be or was, at any time through the Closing Date, treated as a single employer within the meaning of
Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), (n) or (o) of the Code.

            Excluded Assets:  As defined in Section 2.1(b) of this Agreement.

            Excluded Real Property: As defined in Section 2.1(c) of this Agreement.

            Expiration Date: As defined in Section 9.9 of this Agreement.

            Final S Tax Period: As defined in Section 9.1 of this Agreement.

            Financial Statements: Collectively the Gemini Financial Statements, Gemini Interim Financial Statements, IMPS Financial Statements and IMPS Interim Financial Statements.

            Fee Property: The Real Property located in Las Vegas, Nevada, consisting of Clark County Assessor's Parcel Numbers 139-34-510-018 and 139-34-510-030.

            FNB Lease: Lease Agreement dated August 1, 1960, by and among First National Bank of Nevada, as lessor, and Sam Josephson and Meyer Cohen, as lessee, for a term of ninety nine (99) years, as assigned to the Seller by mesne assignment and as amended by Amendment to Ground Lease, dated March 4, 1977, by and between A.W. Blackman and the Seller, and by Agreement, dated May 4, 1984, by and between A.W. Blackman Trust and the Seller, together with all further extension, renewals, substitutions, restatements and other modifications which may be made thereto, from time to time.

            FNB Parcel: The Real Property located in Las Vegas, Nevada which is the subject of the FNB Lease, being Clark County Assessor's Parcel No. 139-34-510-019.

            GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis, as in effect on the date hereof.

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            Garside Lease: Ground Lease dated July 17, 1974, by and among
Sherwin W. Garside and Bank of Nevada, as Trustee, both as lessors, and the Seller, as lessee, for a term of approximately ninety-eight years, together with all further extension, renewals, substitutions, restatements and other modifications which may be made thereto, from time to time.

            Garside Parcel: The Real Property located in Las Vegas, Nevada, which is the subject of the Garside Lease, being Clark County Assessor's Parcel No. 139-34-510-017.

            Gemini: Gemini, Inc., d/b/a Lady Luck Casino & Hotel, a Nevada corporation.

            Gemini Common Stock: As defined in the prologue to this Agreement.

            Gemini Financial Statements: As defined in Section 3.6(a) of this Agreement.

            Gemini Interim Financial Statements: As defined in Section 3.6(a) of this Agreement.

            Gemini Shares:  As defined in the prologue to this Agreement.

            Governmental Authority: Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any governments whether federal, state or local, domestic or foreign.

            Hazardous Materials: (a) Any petroleum or any by-product or fraction thereof, asbestos in any form that is or could become friable ("Asbestos"), urea formaldehyde foam insulation, any form of natural gas, explosives, PCBs, lead, lead based paint, radon or other radioactive material, (b) any chemicals, materials or substances, including, without limitation, waste materials, raw materials, byproducts, coproducts or finished products, which are defined as, or regulated as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," solid wastes," or words of similar import under any Environmental Law, or (c) any other substances of any kind forming the basis of liability under any Environmental Law.

            Hotel/Casino Facilities: The hotel and casino structures located on the Fee Property and Leased Parcels (other than the Parking Garage Parcel) which are operated under the name of Lady Luck Casino & Hotel.

            Hotel/Casino Lease: Lease dated January 1, 1987, by and between the Seller and Gemini, as amended by Amendment to Lease, dated January 1, 1989, Amendment #2 to Lease, dated January 1, 1992, Amendment #3 to Lease, dated January 1, 1994 and amendment #4 to Lease, dated May 28, 1999, together with all further extension, renewals, substitutions, restatements and other modifications which may be made thereto, from time to time.

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            HSR Act: As defined in Section 3.5 of this Agreement.

            IMPS: International Marco Polo's Services, Inc., a Nevada corporation.

            IMPS Common Stock:  As defined in the prologue to this Agreement.

            IMPS Financial Statements: As defined in Section 3.6(b) of this Agreement.

            IMPS Interim Financial Statements: As defined in Section 3.6(b) of this Agreement.

            IMPS Shares:  As defined in the prologue to this Agreement.

            Indebtedness: Of any Person shall mean, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by notes, debentures, bonds or similar instruments for the payment of which such Person is responsible or liable; (b) all Capitalized Lease Obligations of such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement, such as purchase money security agreements, except any obligation which represents an accrued expense or a trade payable incurred in the ordinary course of business; (d) all obligations of such Person for the reimbursement of any obligor with respect to letters of credit, banker's acceptance or similar credit transaction; (e) all obligations of the type in clauses (a)-(d) of other Persons for the payment of which such Person is responsible or liable or liable as obligor, guarantor or otherwise but only to the extent of the commitment made by such Person to repay; and (f) all obligations of the type in clauses (a)-(e) of other Persons secured by any Lien on any property or asset of such Person to the extent of the fair market value of such property or asset.

            Indemnified Party: As defined in Section 9.11 of this Agreement.

            Indemnifying Party: As defined in Section 9.11 of this Agreement.

            Insurance:  As defined in Section 3.10 of this Agreement.

            Intangible Property: All Contracts, certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, claims and rights against third parties, accounts receivable, notes receivable, copyrights, patents, trademarks, trademark rights, service marks and trade names (and all applications for and licenses or other rights to use any thereof), and other intangible property of any nature owned, leased, licensed, used or held for use, directly or indirectly, by, on behalf of or for the account of a Person.

           Intellectual Property:  As defined in Section 3.16 of this Agreement.

            IP Agreements: As defined in Section 3.16 of this Agreement.

            Judgment: Any judgment, Order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any Order of or by any other Governmental Authority.

            Knowledge: When modifying a representation or warranty made by Seller or either of the Companies, means the actual knowledge of Seller, Greg J. Yochum, or Kathleen Riley after due inquiry to the appropriate persons who, because of their positions, are best suited to have knowledge as to the existence or non-existence of any fact or circumstance relevant to the applicable representation or warranty as of the date made.

           Landlord and Landlords:  As defined in Section 7.7 of this Agreement.

            Landlord Estoppel Certificate: As defined in Section 7.9 of this Agreement.

            Law: Any statute, law, rule, regulation, ordinance and any other pronouncement having the effect of law of the United States, any foreign country or domestic or foreign state, country, city or other political subdivision or of any Governmental Authority.

            Leases: Collectively the Real Property Leases, the Hotel/Casino Lease, the Space Leases and the Company Real Property Leases.

            Leased Parcels: The FNB Parcel, the Garside Parcel and the Parking Garage Parcel.

            License Agreement: That certain License Agreement, dated January 1, 1996, by and between IMPS and the Purchaser.

            Licensed Intellectual Property: Those certain Trademarks (as defined in the License Agreement) and Mailing List (as defined in the License Agreement) licensed to the Purchaser by IMPS under the License Agreement.

            Licenses and Permits: All licenses, permits, approvals, franchises, registrations, accreditations or authorizations (a) required by Law or (b) issued to a Person by a Governmental Authority and used in its business.

            Lien: Any security agreement, financing statement (whether or not filed), security or other interest, conditional sale or other title retention agreement, lease, consignment or bailment given for security purposes, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, encumbrance, limitation, restriction, adverse interest, constructive or other trust, claim, charge or attachment.

            Material Adverse Effect: Any change or effect (or series of related changes or effects) that individually or in the aggregate is materially adverse to (a) the financial condition, Assets, results of operations, the Business, as it is currently conducted, or prospects of the Business, (b) the validity or enforceability of this Agreement or (c) the ability of the Seller, Gemini or IMPS to execute and deliver this Agreement or to perform their respective obligations under this Agreement.

            Material Contract:  As defined in Section 3.11 of this Agreement.

            Multiemployer Plan: A multiemployer plan, as defined in Section 3(37) of ERISA.

            Multiple Employer Plan: A multiple employer plan, as described in
Section 413(c) of the Code.

            Multiple Employer Welfare Arrangement: A multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

            Order: Any decree, order, writ, permit or license of any Governmental Authority.

            Parking Garage Lease: Indenture of Lease, dated June 6, 1984, by and between the City of Las Vegas and the Seller, for a term of fifty years, together with all further extension, renewals, substitutions, restatements and other modifications which may be made thereto, from time to time.

            Parking Garage Parcel: The Real Property located in Las Vegas, Nevada, which is the subject of the Parking Garage Lease, being Clark County Assessor's Parcel No. 139-34-510- 020.

            Pension Plan: Any employee pension benefit plan, as defined in
Section 3(2) of ERISA.

            Permitted Liens: Any (i) Liens reflected in the Financial Statements and Liens reflected in the Title Policy attached hereto as Schedule 1.1 other than those Liens set forth in Items 1, 2 and 3 of Part 2 of Schedule B of such Title Policy; (ii) Liens that do not materially interfere with the ordinary use of or materially detract from the value of the Property (including, any minor survey exceptions, mining rights easements and licenses, rights of way, highway and railroad crossings, restrictions, installations of public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar Liens), (iii) the interests of lessors in any Assets leased to the Seller or either of the Companies, (iv) any Liens for Taxes and assessments not yet past due or which are being contested in good faith, (v) any statutory Liens of landlords, carriers, warehousemen, mechanics, or materialmen, and other Liens imposed by law and incurred in the ordinary course of business for sums not yet delinquent for a period of more than thirty (30) days as being contested in good faith, if reserves, or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor or (vi) any Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving similar purposes in connection with the appeal of any such judgment.

            Person: Any individual, trustee, corporation, general or limited partnership, limited liability company, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind.

            Post-Closing Tax Period: Any taxable period (or portion thereof) that begins after the Closing Date.

            Pre-Closing Tax Period: Any taxable period (or portion thereof) ending on or before the Closing Date.

            Prohibited Transaction: A transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

            Property: The Fee Property, the Leased Parcels and all buildings, improvements and construction-in-progress thereon (including the Hotel/Casino Facilities).

            Property Taxes: As defined in Section 9.3(a) of this Agreement.

            Purchase Price:  As defined in Section 2.2 of this Agreement.

            Purchased Assets: As defined in Section 2.1 of this Agreement.

            Purchaser: Lady Luck Gaming Corporation, a Delaware corporation.

            Purchaser Claims: As defined in Section 9.10 of this Agreement.

            Purchaser Common Stock: As defined in Section 6.9 of this Agreement.

            Purchaser Group: As defined in Section 9.10 of this Agreement.

            Purchaser Indemnitees: As defined in Section 9.3 of this Agreement.

            Real Property: All realty, fixtures, easements, rights-of-way and other interests (excluding Tangible Property) in real property, buildings, improvements and construction-in-progress owned directly or indirectly, by or on behalf of a Person.

            Real Property Leases: Collectively the FNB Lease, the Garside Lease and the Parking Garage Lease.

            Refinancing: A high yield debt offering resulting in net proceeds of approximately $290 million after discount, a portion of the proceeds of which will be used to refinance the Purchaser's existing first mortgage notes due 2001.

            Release: Means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

            Seller:  Andrew H. Tompkins.

            Seller Claims: As defined in Section 9.10 of this Agreement.

            Seller Disclosure Schedule: The disclosure schedules delivered by the Seller to the Purchaser on the date hereof (plus Schedules 5.4 and 5.6 therein delivered by the Purchaser to the Seller). References herein to "Schedules" shall mean the disclosure schedules forming a part of the Seller Disclosure Schedule.

            Seller Group: As defined in Section 9.10 of this Agreement.

            Shares:  As defined in the prologue to this Agreement.

            Space Leases: All leases, subleases or similar agreements pursuant to which Gemini leases any space in the Hotel/Casino Facilities to any third parties.

            Special Committee:  As defined in Section 5.2(b) of this Agreement.

            Straddle Periods:  As defined in Section 9.3(a) of this Agreement.

            Subsidiary: With respect to any Person, any Person of which more than 50% of the issued and outstanding stock or equivalent thereof having ordinary voting power is owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries.

            Tangible Property: All furnishings, machinery, equipment, computer systems and software, supplies, inventories, vehicles, books and records and all other tangible personal property and facilities of any nature owned, leased, used or held for use, directly or indirectly, by or on behalf of a Person.

            Tax or Taxes: All federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

            Taxing Authority: Any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

            Tax Claim:  As defined in Section 9.6 of this Agreement.

            Tax Return or Tax Returns: All returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

            Title Insurance Company: As defined in Section 2.6(a) of this Agreement.

            Zoning: Any and all approvals from the City of Las Vegas, Clark County, Nevada or the State of Nevada for land use approvals, including zone change, zone variances, use permits, vacation and abandonments of right-of-way, master plans, architectural design reviews, relating to the Property.

      1.3 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

      1.4 Miscellaneous Terms. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

2.    Purchase and Sale.

      2.1   Sale, Purchase and Delivery of Purchased Assets; Excluded Assets.

            (a) Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell and, on the Closing Date, shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, free and clear of all Liens (other than, with respect to paragraphs (2) - (5) below, Permitted Liens), all of the Seller's right, title and interest in and to the following assets, properties, privileges, claims and rights (collectively, the "Purchased Assets"):

                  (1)   the Shares

                  (2) the Fee Property and all Real Property in any way appertaining to the Fee Property;

                  (3) the Hotel/Casino Facilities, including all buildings and improvements forming a part thereof;

                  (4) the Real Property Leases, the Hotel/Casino Lease and the Leased Parcels; and

                  (5) all goodwill of the Business.

            (b) The Assets of the Seller set forth on Schedule 2.1(b) are not included in the Purchased Assets and no rights in or to such assets are to be transferred pursuant to this Agreement (the "Excluded Assets"). To the extent any of the Excluded Assets are located in the Hotel/Casino Facilities, the Seller, at his expense, shall have the right to remove the same at any time within thirty (30) days after the Closing Date (provided that the Seller shall repair any damage caused by such removal).

            (c) The Real Property owned by Gemini set forth on Schedule 2.1(c) is not included in the Purchased Assets and no rights, interest or title in such Real Property are to be transferred pursuant to this Agreement (the "Excluded Real Property"). Notwithstanding anything to the contrary contained herein, the Seller, at his expense, shall transfer all right, title and interest in the Excluded Real Property from Gemini to the Seller prior to the Closing Date. In connection with such transfer, the Seller shall refinance or assume all indebtedness relating to the Excluded Real Property, shall take commercially reasonable steps to cause Gemini to be released from all such indebtedness and shall deliver to the Purchaser at Closing an agreed upon form of indemnification undertaking with respect to any liabilities associated with the Excluded Real Property. The indemnification provided under this Section 2.1(c) shall be separate from, and not subject to the terms of, the Seller's general indemnification obligations under Sections 9.10 through 9.12 of this Agreement.

      2.2 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Forty Five Million Five Hundred Thousand Dollars ($45,500,000) (the "Purchase Price") and shall be paid on the Closing Date by the Purchaser by wire transfer of immediately available funds in such amounts and to such accounts as instructed by the Seller on or before the Closing Date. The allocation of the Purchase Price among the Purchased Assets shall be set forth on Exhibit A annexed hereto, which allocation shall be agreed upon and set forth in Exhibit A prior to the Closing Date. The allocation provided in Exhibit A shall be used in reporting the transactions contemplated by this Agreement for all tax purposes and no party shall take any position on any of its tax returns that is inconsistent with such allocation.

      2.3   The Closing.

            (a) Subject to the terms and conditions of this Agreement, the sale, assignment and purchase of the Purchased Assets shall take place at a closing (the "Closing") at the offices of Purchaser's counsel in Nevada at 10:00 a.m., local time, on the date which is ten Business Days after the satisfaction or waiver of all conditions to Closing or at such other time and place as the Seller and the Purchaser mutually shall agree (the day on which the Closing takes place is referred to herein as the "Closing Date").

            (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

                  (1) certificates representing the Shares, duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank by the Seller, with any requisite documentary or stock transfer taxes affixed thereto;

                  (2) the certificates required by Sections 7.1 and 7.2 hereof;

                  (3) certificates issued by the Secretary of State of Nevada evidencing, as of a recent date, the good standing of IMPS and Gemini in the State of Nevada;

                  (4) copies of the Articles of Incorporation including all amendments thereto, of IMPS and Gemini, certified by the Secretary of State or other appropriate official of the State of Nevada;

                  (5) copies of the By-laws, including all amendments thereto, of Gemini, certified by the Secretary of Gemini;

                  (6) copies of the By-laws, including all amendments thereto, of IMPS, certified by the Secretary of IMPS;

                  (7) resolutions adopted by the Board of Directors of Gemini authorizing the transactions contemplated hereby, certified by the Secretary of Gemini;

                  (8) resolutions adopted by the Board of Directors of IMPS authorizing the transactions contemplated hereby, certified by the Secretary of IMPS;

                  (9) certificate of the Secretary of Gemini to the effect that there have been no amendments to the applicable charter documents referred to in Sections 2.3(b)(4) and 2.3(b)(5) hereof since the date of the certifications referred to in such subsection;

                  (10) certificate of the Secretary of IMPS to the effect that there have been no amendments to the charter documents referred to in Sections 2.3(b)(4) and 2.3(b)(6) hereof since the date of the certifications referred to in such subsection;

                  (11) the Consent of any Person required for the consummation by the Seller, Gemini or IMPS of the transactions contemplated hereby;

                  (12) such other instruments as may be reasonably requested by the Purchaser evidencing the transfer of all rights and interests of the Seller in the Leased Parcels and the transfer of all right, title and interest of the Seller in the Fee Property and the Hotel/Casino Facilities to the Purchaser, including the following:

                        (a) Assignment of Tenant's Interest in Ground Lease (FNB
                            Lease);

                        (b) Assignment of Tenant's Interest in Ground Lease
                            (Garside Lease);

                        (c) Assignment of Tenant's Interest in Lease (Parking
                            Garage Lease);

                        (d) Grant Bargain Sale Deed for each of the parcels
                            contained in the Fee Property;

                        (e) Grant Bargain Sale Deed and Bill of Sale for the
                            Hotel/Casino Facilities;

                        (f) all necessary title affidavits;

                        (g) an affidavit, dated the Closing Date, pursuant to
                            Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980);

                        (h) to the extent not previously provided, copies of
                            executed counterparts of the Leases and all amendments thereto

                            (nothing contained herein shall be deemed to prohibit the Seller from retaining additional copies of all or any thereof);

                        (i) the Landlord Estoppel Certificates which the Seller is required to obtain pursuant to the provisions of Section 7.9;

                        (j) the Consents of the Landlords to the assignment of the Leases which the Seller is required to obtain pursuant to the provisions of Section 7.10;

                        (k) originals of all Licenses and Permits being assigned to the Purchaser at the Closing, to the extent such originals are in the possession of the Seller;

                        (l) letter notices to Landlords, duly executed by the Seller, advising Landlords of the assignment of the Leases and directing that notices thereafter be sent to Purchaser or its designee;

                        (m) such affidavits of title and other instruments and documents as may be reasonably required to consummate the transactions herein contemplated, and as may be reasonably required by the Title Insurance Company to cure and/or modify the exceptions and/or objections to title in accordance with Section 2.6 of this Agreement;

                        (n) Non-Disturbance Agreements from any mortgages of fee interest of the ground lessor under the Real Property Leases with priority over the Real Property Leases;

                        (o) originals of each bill for current real estate Taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same had been paid), to the extent in the Seller's possession or control (nothing contained herein shall be deemed to prohibit the Seller from retaining additional copies of all or any thereof).

                  (13) ALTA Owner's title insurance policy from the Title Insurance Company in the amount of Twenty Million Dollars ($20,000,000) with respect to the Leased Parcels and the Fee Property (the premium for CLTA coverage being paid by the Seller and the remaining premium being paid by the Purchaser);

                  (14) an assignment, duly executed by the Seller, of all warranties and guarantees, if any, in effect as of the Closing Date; and

                  (15) duly executed instruments necessary to evidence (i) the termination of the obligations of the Seller in connection with the Credit Agreement and (ii) the release of Liens securing the obligations described in the immediately preceding clause.

            (c) At the Closing, the Purchaser shall deliver to the Seller, the following:

                  (1) the Purchase Price, which shall be paid as set forth in
Section 2.2 of this Agreement;

                  (2) the certificates required by Sections 8.1 and 8.2 hereof;

                  (3) resolutions adopted by the Board of Directors of the Purchaser authorizing the transactions contemplated hereby, certified by the Secretary of the Purchaser;

                  (4) the Consent of any Person required for the consummation by the Purchaser of the transactions contemplated hereby; and

                  (5) Assumption of Leases.

            (d) In addition to the deliveries provided in Sections 2.3(b) and
(c), each of the parties hereto shall deliver all other documents and instruments required to be delivered by either of them at or prior to the Closing Date pursuant to this Agreement or reasonably required to effectuate the transactions provided for herein.

      2.4 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

      2.5 Adjustments and Prorations. The following matters and items set forth in clauses (a) and (b) of this Section 2.5 pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 9:00 a.m. on the Closing Date. Net credits in favor of the Purchaser shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of the Seller shall be paid in cash at the Closing. Unless otherwise indicated below, the Purchaser shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of 9:00 a.m. on the Closing Date (whether or not due, owing or delinquent as of 9:00 a.m. on the Closing Date, and the Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after 9:00 a.m. on the Closing Date.

            (a) Taxes and Assessments. All nondelinquent ad valorem Taxes, special or general assessments, real property Taxes, personal property Taxes and any municipal License and Permit fees. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary postClosing as contemplated in Section 9.5.

            (b) Rent under the Real Property Leases and the Hotel/Casino Lease. Rents and other charges payable under the Real Property Leases and the Hotel/Casino Lease. If as of the Closing Date, there are past due rents or other charges owed under the Real Property Leases, the Purchaser shall receive a credit for such amount against the Purchase Price.

            The parties agree to make such post-Closing adjustments and readjustments as may be required due to errors and omissions in the Closing adjustments. If information is not available to make any adjustments at the Closing, the same shall not be deemed a ground for adjournment of the Closing and such adjustment shall be made as soon as practicable after such information is available. The provisions of this Section 2.5 shall survive the Closing for one year.

      2.6   Title Insurance and Ability of Seller to Convey.

            (a) Within 30 days from the date hereof, the Seller shall cause title to the Property to be searched and examined by a title insurance company reasonably acceptable to the Purchaser (the "Title Insurance Company") and shall deliver to the attorneys for Purchaser the title report for the issuance of an ALTA Owner's policy, including the tax search, survey readings, all other accompanying searches and all underlying title exception documents together with an ALTA survey of the Property performed by a surveyor licensed by the State of Nevada and reasonably acceptable to the Purchaser. The Purchaser, at the Purchaser's sole cost and expense, shall cause the title commitment to the Property to be delivered to the Purchaser's attorneys for the issuance of an ALTA Owner's policy, provided that such cost of the title commitment shall be reimbursed to the Purchaser by the Seller on the Closing Date should the transactions provided for herein close. The Seller agrees to take all reasonably necessary actions as will enable the Title Insurance Company to delete (i) any exceptions from the said commitment that are not listed among the Permitted Liens and (ii) all Liens referenced in clause (v) of the definition of Permitted Liens that have been recorded against the Property. If any objections appear in any subsequent report, the Purchaser shall notify the attorneys for the Seller promptly after becoming aware of same and if the Seller is unable to remedy such objections prior to the Closing, the Purchaser hereby grants to the Seller a reasonable adjournment of the Closing Date during which time the Seller shall reasonably attempt to remedy same. The premium for CLTA coverage shall be paid by the Seller and the remaining premium shall be paid by the Purchaser.

            (b) Notwithstanding anything contained herein to the contrary, the Seller shall eliminate all mortgages and security interests regardless of amount and any other Liens affecting the Property, other than Permitted Liens, which Liens secure a liquidated sum of money.

            (c) The Seller shall not, between the date hereof and the Closing Date, subject the Property to any Lien or other encumbrance to title except (i) Permitted Liens and (ii) Liens or other encumbrances to the extent that the same will be discharged of record at or before the Closing, and the Seller shall discharge same of record at or before the Closing.

            (d) If at the Closing there shall be any Liens affecting the Property in addition to the Permitted Liens, the Seller may require the Purchaser to apply such portion of the Purchase Price as shall be necessary to discharge such Liens; provided, that at or prior to the Closing, the Seller shall have delivered to the Purchaser instruments satisfactory to the Title Insurance Company and sufficient to discharge the same of record.

      2.7   Inspection of the Property; Due Diligence.

            (a) The Purchaser shall have the right to continue for a period of forty five (45) days after the date hereof, (the "Due Diligence Period") to enter upon the Property during reasonable hours for the purpose of inspection of the Property and preparing engineering surveys and environmental reports and such other tests and inspections as the Purchaser may reasonably desire, including a Phase II environmental inspection, that includes sampling and report. Any such inspections and tests shall be performed at the sole cost of the Purchaser. The Purchaser will not create or cause to be created any claim against or Lien upon the Property, nor otherwise impair the Seller's estate or unreasonably interfere in any manner with the regular conduct of business upon the Property. The Purchaser shall repair and restore to its original condition any portion of the Property damaged, altered or disturbed as a result of such inspections and shall indemnify and hold the Seller and the Companies harmless from any and all liability damage, claims or injury lawsuits resulting from the acts or omissions of the Purchaser, its employees, agent's or contractors related to such inspection of the Property. The Purchaser's obligations under this Section 2.7(a) shall survive the Closing or earlier termination of this Agreement.

            (b) The Seller shall, as promptly as practicable after the execution of this Agreement, to the extent not previously provided and to the extent in the Seller's possession or control, provide or cause to be provided to the Purchaser copies of the Leases; material service contracts; material Contracts; material Licenses and Permits; insurance policies; material personal property, inventory and fixture lists; current real estate tax bills/receipts; as-built plans and specifications; existing surveys; existing title reports and policies; existing engineering, property condition or environmental reports; and such other material documents regarding the operation of the Business and Properties as the Purchaser may reasonably request. The Seller shall, to the extent such items exist and are in the Seller's or the Companies' possession or control, provide or cause to be provided the items set forth on the Outstanding Due Diligence list annexed hereto as Exhibit B (other than those certain projections requested in Section I.4 and

I.5(b) which are being prepared by the Purchaser) as promptly as practicable after the execution of this Agreement but in any case at least twenty (20) days prior to the end of the Due Diligence Period.

            (c) In addition to Purchaser's rights under Section 2.7(a) and (b), during the Due Diligence Period, the Seller shall permit the Purchaser and its representatives full access to the books, records, facilities, properties, assets and operations of the Companies; provided that such access shall not interfere with the normal business and operations of the Companies. The Seller shall arrange for the Purchaser and its representatives to discuss with appropriate officers, employees and representatives of the Companies such matters related to the transactions provided for herein as the Purchaser may reasonably request; provided that a representative of counsel to the Seller and the Companies is present.

            (d) The Special Committee shall have the right to cancel this Agreement at any time during the Due Diligence Period if, as a result of its due diligence review, the Special Committee shall have discovered any matter which the Special Committee reasonably believes would be materially adverse to the Business or its prospects and such matter was not known by the Special Committee or its counsel prior to the onset of the Due Diligence Period, by notice to the Seller given prior to the expiration of the Due Diligence Period (the "Cancellation Notice"), following which all parties shall be released from any further obligation under this Agreement. Without limiting the foregoing, any information set forth in the Limited Asbestos Survey, dated as of October 25, 1996, and in the Operations Maintenance Plan, dated as of November 4, 1996, both prepared for The Lady Luck Casino Hotel by Terracon Consultants Western, Inc., shall be deemed to be known by the Purchaser.

3. Representations and Warranties of the Seller with Respect to the Companies and the Business and Properties. The Seller and, to the extent expressly provided below, Gemini and IMPS, hereby represent and warrant to the Purchaser as follows:

      3.1   Organization, Standing, Power and Qualification.

            (a) Gemini is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now conducted, to enter into this Agreement and all other agreements and documents to be delivered in connection herewith, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Gemini is duly qualified and licensed to do business in good standing in each jurisdiction in which the ownership of its property or the conduct of its business or the consummation of the transactions contemplated hereby require such qualification.

            (b) IMPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now conducted, to enter into this

Agreement and all other agreements and documents to be delivered in connection herewith, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. IMPS is duly qualified and licensed to do business in good standing in each jurisdiction in which the ownership of its property or the conduct of its business or the consummation of the transactions contemplated hereby require such qualification.

      3.2   Capitalization.

            (a) The authorized capital stock of Gemini consists of 3,750 shares of common stock, without par value, of which 2,520 shares are issued and outstanding and 3,750 shares of preferred stock, without par value, none of which are issued and outstanding. All of the issued and outstanding shares of the Gemini Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, subscription or other rights of any Person to acquire securities of Gemini. There are no voting trusts or other Contracts, arrangements or understandings applicable to the exercise of voting or any other Contract rights with respect to any shares of capital stock of Gemini. Gemini is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of Gemini's capital stock. There are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to (i) purchase or require Gemini to sell or issue any capital stock or other securities of Gemini, other than as contemplated by this Agreement (ii) receive any dividend, voting or ownership rights, or (iii) participate in the equity, income or election of directors or officers of Gemini. Upon delivery of payment for the Gemini Shares as herein provided, the Purchaser will acquire good and valid title to the Gemini Shares, free and clear of any Lien.

            (b) The books and records of Gemini reflect that the Seller is the sole record owner of the Gemini Shares and the Seller is the beneficial owner of all right, title and interest in the Gemini Shares.

            (c) The authorized capital stock of IMPS consists of 2,500 shares of common stock, without par value, of which 15 shares are issued and outstanding. All of the issued and outstanding shares of the IMPS Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive, subscription or other rights of any Person to acquire securities of IMPS. There are no voting trusts or other Contracts, arrangements or understandings applicable to the exercise of voting or any other Contract rights with respect to any shares of capital stock of IMPS. IMPS is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of IMPS' capital stock. There are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require IMPS to (i) purchase or sell or issue any capital stock or other securities of IMPS, other than as contemplated by this Agreement, (ii) receive any dividend, voting or ownership rights, or (iii) participate in the equity, income or election of directors or officers of IMPS. Upon delivery of payment for the IMPS

Shares as herein provided, the Purchaser will acquire good and valid title to the IMPS Shares, free and clear of any Lien.

            (d) The books and records of IMPS reflect that the Seller is the sole record owner of the IMPS Shares and the Seller is the beneficial owner of all right, title and interest in the IMPS Shares.

      3.3 Subsidiaries. Neither Gemini nor IMPS has any Subsidiaries.

      3.4 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions described herein will not, result in or constitute (i) a default, breach or violation of the Articles of Incorporation or the By-laws of either Company or, subject to the receipt of the Consents required as set forth on Schedule 3.5 annexed hereto, any License and Permit or Contract to which either Company is a party or by which any of its respective Assets are bound; (ii) subject to the receipt of the Consents required as set forth on Schedule 3.5 annexed hereto, an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness for borrowed money or material obligation of the Seller or either Company under any Contract, including all Leases, to which the Seller or such Company is a party or by which any of his or its respective Assets are bound; (iii) the creation or imposition of any Lien on any Asset of the Seller or either Company under any Contract to which the Seller or such Company is a party or by which any of his or its respective Assets are bound; or (iv) assuming compliance with the matters referred to on Schedule 3.5 annexed hereto, a violation of any Law or Judgment of any court or other Governmental Authority or any other restriction of any kind or character by which the Seller or either Company or any of his or its respective Assets are bound, except, in each case, for such defaults, breaches, violations, events, Liens or restrictions as would neither (x) prevent the Seller or either Company from performing any of its respective obligations under this Agreement nor (y) have a Material Adverse Effect.

      3.5 Consents. Except as set forth on Schedule 3.5 annexed hereto, the execution and delivery of this Agreement by each of the Companies and the Seller do not, and the performance of this Agreement by each of the Companies and the Seller will not, require any Consent other than compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), except where failure to obtain such Consent would neither (x) prevent or materially delay either of the Companies or the Seller from performing any of their respective obligations under this Agreement nor (y) have a Material Adverse Effect.

      3.6   Financial Statements.

            (a) Schedule 3.6(a) annexed hereto contains a complete and correct copy of the audited financial statements of Gemini for the years ended December 31, 1996, 1997 and 1998, including the balance sheets as at the years ended December 31, 1996, 1997 and 1998, and the related statements of loss, stockholders' equity and cash flows for the years then ended (collectively, the "Gemini Financial Statements"), and the balance sheets and related income statements for the six (6) months ended June 30, 1999 (the "Gemini Interim Financial Statements"). The Gemini Financial Statements for the years ended December 31, 1996, 1997 and 1998 have been audited by BDO Seidman. The Gemini Financial Statements and the Gemini Interim Financial Statements (i) are true, complete and correct in all material respects, (ii) were prepared from the books and records of Gemini, and (iii) fairly present, in all material respects, the financial position, assets and liabilities of Gemini and the results of its operations and its cash flows as at the dates and for the periods indicated, reflecting all necessary accruals, in conformity with GAAP subject, in the case of the Gemini Interim Financial Statements, to normal recurring adjustments.

            (b) Schedule 3.6(b) annexed hereto contains a complete and correct copy of the unaudited financial statements of IMPS for the years ended December 31, 1996, 1997 and 1998, including the balance sheets as at the years ended December 31, 1996, 1997 and 1998, and the related statements of loss, stockholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998 (collectively, the "IMPS Financial Statements") and the balance sheets and related income statements for the six (6) months ended June 30, 1999 (the "IMPS Interim Financial Statements"). The IMPS Financial Statements and the IMPS Interim Financial Statements (i) are true, complete and correct in all material respects, (ii) were prepared from the books and records of IMPS, and (iii) fairly present, in all material respects, the financial position, assets and liabilities of IMPS and the results of its operations and its cash flows as at the dates and for the periods indicated reflecting all necessary accruals, in conformity with GAAP subject, in the case of the IMPS Interim Financial Statements, to normal recurring adjustments. .

      3.7 Absence of Undisclosed Liabilities. Except to the extent reflected on
Schedule 3.7 annexed hereto, neither Gemini nor IMPS has any indebtedness, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of its business or the ownership, possession or use of its Assets, except for indebtedness, liabilities or obligations reflected or reserved against in the applicable Financial Statements and those incurred since June 30, 1999 in the ordinary course of its business consistent with past practices, which indebtedness, liabilities or obligations would not have a Material Adverse Effect.

      3.8 Absence of Certain Developments. Except as disclosed on Schedule 3.8 annexed hereto, since December 31, 1998, each of Gemini and IMPS has operated its business in the ordinary course consistent with its past practice and there has not been with respect to Gemini or IMPS any:

            (a) event or occurrence which has had or is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect;

            (b) transactions not in the ordinary course of business, which transactions have a value individually in excess of $100,000 or in excess of $250,000 in the aggregate;

            (c) issuance or sale of any shares of its capital stock or of any other equity security or of any security convertible into or exchangeable for its equity securities;

            (d)    amendment to or restatement of its organizational documents;

            (e) disposition of or lapse of any of its Intangible Property or any Licenses and Permits or authorization to use any Intangible Property, other than in the ordinary course of business;

            (f) any damage, destruction or casualty loss whether or not covered by insurance, which could reasonably be anticipated to have a Material Adverse Effect;

            (g) any material change by the Seller or either of the Companies in the method of accounting or accounting practice with respect to the Business or the Purchased Assets;

            (h) any material change in the treatment or protection of trade secrets or other confidential information of the Business;

            (i) any material change in the business or contractual relationship of either Gemini or IMPS (or any affiliate thereof) with any material customer or supplier of its business;

            (j) any acquisition or disposition of any Assets, or any capital expenditure or commitment to make a capital expenditure, or the entering into, relinquishment or modification of any Contract or arrangement of any nature, except in the ordinary course of business consistent with past practice or required by the Credit Agreement or otherwise permitted under this Agreement; or

            (k) Contract or understanding legally obligating it to take any of the actions described above in this Section 3.8.

      3.9   Taxes.

            (a) Except as set forth on Schedule 3.9(a), (i) each Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code or by applicable state, local or foreign tax laws and all such Tax Returns are true, complete and correct in all material respects, (ii) all material Taxes with respect to taxable periods covered by such Tax Returns, and all other material Taxes for which either Company is liable have been timely paid in full, or will be timely paid in full by the due date thereof; (iii) the most recent Financial Statements for each Company reflect an adequate reserve for all Taxes payable by each Company for all taxable periods and portions thereof through the date of such Financial Statements, and (iv) there are no Liens (other than Permitted Liens) for Taxes with respect to any of the assets or properties of the Companies.

            (b) Each Company qualified and properly made a valid election for its first taxable year, which election has not been revoked or terminated or otherwise become ineffective for any subsequent taxable year, under Section 1362(a) of the Code to be taxed as an "S Corporation" under Sections l361 through 1379 of the Code. Each Company qualified and properly made a valid election, which election has not been revoked or terminated or otherwise become ineffective, to be taxed in a comparable fashion under any applicable comparable state, local or foreign Tax law, for each of the taxable periods by each of the taxing jurisdictions set forth in Schedule 3.9(b). None of the assets of either Company are a type described in Section 1374(d)(8) of the Code.

            (c) Except as set forth on Schedule 3.9(c) (i) no material Tax Return of either Company is currently under audit or examination by any Taxing Authority, and (ii) no written or unwritten notice of such an audit or examination has been received by either Company. The most recently filed income Tax Return of Gemini to have been audited or examined by the Internal Revenue Service was for the fiscal year ended October 31, 1987. No material income Tax Return of IMPS has ever been audited or examined by the Internal Revenue Service.

            (d) Each deficiency resulting from any audit or examination relating to Taxes of either Company by any Taxing Authority has been timely paid. No issues relating to such Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of each Company for all years through 1994. Each Company has made available to Purchaser documents setting forth the dates of its most recent audits or examinations by any Taxing Authority in respect of Federal, foreign and material state and local Taxes for all taxable periods for which the statute of limitations has not yet expired.

            (e) Neither Company is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

            (f) Neither Company will be required to include in a taxable period ending after the Closing Date any material amount of taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting. the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

            (g) (i) Neither Company has made with respect to it, or any property held by it, any consent under Section 341 of the Code, (ii) no property of either Company is "tax exempt use property" within the meaning of Section 168(h) of the Code and (iii) neither Company is a party to any lease made pursuant to
Section 168(f)(8) of the Code. To the Knowledge of the Seller and each of the Companies, no improvements on the Property have been made to which supplemental taxes will be assessed under applicable Nevada Law.

            (h) (i) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to either Company, (ii) neither Company has requested any extension of time within which to file any Tax return that has not yet been timely filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of either Company which is still in effect.

            (i) Each Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under such laws.

            (j) Each Company has delivered to Purchaser (i) complete and correct copies of all its material Tax Returns relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted, received, or agreed to by or on behalf of either Company, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

            (k) Neither Company joins, has joined or is or has been required to join for any taxable period for which the applicable statute of limitations has not expired, in the filing of any consolidated, combined or unitary income Tax Return.

            (l) Schedule 3.9(l) sets forth each state, county, local, municipal or foreign jurisdiction in which each Company files, or is or has been required to file, a material Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any material Taxes on a "Nexus" basis at any time for a taxable period for which the relevant statute of limitations has not expired.

            (m) Neither the Seller nor either Company is a "foreign person" within the meaning of Section 1445 of the Code.

            (n) Seller and the Companies have authorized access to Purchaser to copies of the work papers of the outside auditors of each Company with respect to the components of the accrual for deferred Taxes reflected in the Financial Statements.

            (o) No items of income or expense will be reallocated under Section 482 of the Code or any similar provision under state Law for any Post-Closing Tax Period with respect to any material transactions or arrangements between or among any of the Seller, Gemini or IMPS, or any officer or director of either Gemini or IMPS, or any of their respective family members.

      3.10 Insurance. Schedule 3.10 annexed hereto contains a complete and correct copy of all binders or policies of fire, liability, product liability, all risk cargo insurance, workers compensation, vehicular, unemployment, hull and machinery, protection and indemnity, pollution and other insurance, self insurance programs and all material performance or fidelity bonds (collectively, "Insurance") maintained by the Seller, Gemini or IMPS or in which the Seller, Gemini or IMPS is a named insured. None of the premiums therefor are past due. Each Company is in compliance in all material respects with the terms of all such applicable policies and binders in all respects. All Insurance is of such types and in such amounts and for such risks, casualties and contingencies as are customarily insured against by enterprises in operations similar to the businesses of Gemini and IMPS, as applicable and to the extent currently conducted. No work has been required by the insurance companies issuing such policies which has not been completed. Neither the Seller nor either Company has received any written notice from any insurance company which has issued a policy with respect to the Property or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work, and the Seller will promptly notify the Purchaser of and comply with any such notice if such notice is received prior to the Closing Date.

      3.11 Contracts. Schedule 3.11 annexed hereto sets forth an accurate and complete list, of any (a) Contract for capital expenditures or for the purchase of Tangible Property or services by Gemini or IMPS which involves consideration payable by such Company in excess of $50,000 in any fiscal year or in excess of $100,000 over the term of the Contract; (b) Contract related to the Business and Properties to which the Seller, Gemini or IMPS is a party which (i) provides for payment or performance by any party thereto having an aggregate value of $100,000 or more, (ii) provides for a period of performance which extends beyond twelve (12) months from the date hereof, unless such Contract may be canceled upon notice of not more than sixty (60) days, (iii) is between an Affiliate and Gemini or IMPS, or (iv) for the purchase or sale of Real Property or the option to purchase, sell or dispose of any Real Property; or (c) any loan or credit agreement under which either Company has borrowed or has the availability to borrow in excess of $50,000. Accurate and complete copies of each such written Contract have been delivered or made available by the Companies to the Purchaser. The Contracts set forth in Schedule 3.11 are collectively referred to herein as "Material Contracts." Except as described on Schedule 3.11 or Schedule 3.16, as applicable, each such Material Contract and each IP Agreement is in full force and effect, and the Seller and each Company, as applicable, has complied in all material respects with all commitments and obligations on his or its part to be performed or observed under each such applicable Material

Contract or IP Agreement. To the Knowledge of each of the Seller, IMPS and Gemini, each party to each such Material Contract or IP Agreement other than the Seller, Gemini or IMPS has complied in all material respects with all commitments and obligations on its part to be performed or observed thereunder. None of the Seller, Gemini nor IMPS has received any notice of a default under any such Material Contract or IP Agreement and, to the Knowledge of each of the Seller, IMPS and Gemini, no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any such Material Contract or IP Agreement. Except as set forth on Schedule 3.11 or Schedule 3.16 (or on the Seller Disclosure Schedule taken as a whole), there are no material Contracts to which the Seller, Gemini or IMPS is a party which are related to the conduct or ownership of the Business and Properties.

      3.12  Real Property.

            (a) Schedule 3.12(a) annexed hereto sets forth an accurate and complete list of all Leases. Except for Permitted Liens and as set forth on
Schedule 3.12(a) annexed hereto, the Leases have not been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered and neither Company nor the Seller has subleased all or any portion of any property under such Leases. There are no other agreements or understandings, whether written or oral, between the Seller or either Company and the other party or parties under the Leases with respect to the Leases or the Leased Parcels. Each Company has been in peaceable possession of the premises covered by each Lease under which it is a lessee since the commencement of the original term of such Lease.

            (b) Except as set forth on Schedule 3.12(b), the Leases are legal, valid, binding, enforceable and in full force and effect and contain no terms other than the terms contained in the copies heretofore delivered to the Purchaser. The Seller and each Company has complied with all commitments and obligations on its part to be performed or observed under each Lease to which it is a party. Except as set forth on Schedule 3.12(b) annexed hereto, neither the Seller nor either Company has received any notice of a default, offset or counterclaim under any Lease to which it is a party and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default by the Seller or either of the Companies, or to the Knowledge of the Seller or either of the Companies, by the other party to such Lease, under any Lease to which it is a party except for such notices, defaults, offsets or counterclaims which would not have a Material Adverse Effect. Except for Permitted Liens and as set forth on Schedule 3.12(b) annexed hereto, there is no Lien upon any leasehold interest of either Company under any Lease under which it is a party.

            (c) Schedule 3.12(c) annexed hereto sets forth an accurate and complete list of all Real Property owned by either Company. The Companies have good and marketable fee simple title to the Real Property set forth on Schedule 3.12(c), free and clear of all Liens, encumbrances, restrictions, options to purchase conditions, covenants, assessments, defects, claims or exceptions, except Permitted Liens and as set forth on Schedule 3.12(c) annexed hereto.

            (d) Except as set forth on Schedule 3.12(d) annexed hereto, there are no actions, suits or proceedings (including condemnation and foreclosure) pending or, to the Knowledge of the Seller or either Company, threatened against or affecting the Property or the Real Property set forth on Schedule 3.12(c) or any portion thereof, or relating to or arising out of the ownership, lease, management or operation of the Property or the Real Property set forth on
Schedule 3.12(c), in or before or by any Governmental Authority which would materially adversely affect the Business or the ability of the Seller to perform hereunder.

            (e) Except for the Leases, as set forth on Schedule 3.12(a), there are no other leases, licenses or occupancy agreements for the Property.

            (f) Except as set forth on Schedule 3.12(f) annexed hereto, there are no material management, service, maintenance and supply agreements or equipment leases with respect to or affecting the Property.

            (g) No note or notice of violation of Law or state or municipal ordinances, Orders or requirements has been noted or issued prior to the date of this Agreement by any Governmental Authority having jurisdiction against or affecting the Property or the Excluded Real Property, which has not been removed or complied with or which note or notices would not reasonably be expected to have a Material Adverse Effect.

            (h) There are no pending, or to the Knowledge of the Seller and either Company, threatened condemnation proceedings or other proceeding in the nature of eminent domain in connection with the Property.

            (i) The present Zoning of the Property permits the current uses of the Property, including a hotel, casino and related uses, including retail sales, paid parking, food and beverage sales, liquor and alcoholic beverage sales and a showroom and the construction operation and use of the Property does not violate any Zoning, subdivision, land use, building or similar Law or Order or any certificate of occupancy to which the Property is subject, except for such violations that could not reasonably be expected to have a Material Adverse Effect.

            (j) All public improvements in, on and with respect to the Property have been installed and fully paid for, and neither the Seller nor either Company has received any notice of any assessment for public improvements.

            (k) The Seller and the Companies have adequate rights of ingress and egress with respect to the Property and the improvements thereon pursuant to public streets and roads or by good, marketable and insurable appurtenant easements.

            (l) To the Knowledge of the Seller and each Company, none of the Property or improvements thereon, or the use or condition thereof, contravenes or violates any building, zoning, condemnation, land use, special assessments, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped, occupational safety and health or other applicable Law, or any restrictive covenant (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

            (m) Neither the Seller nor either Company owes any brokerage commissions with respect to any Lease.

            (n) Neither the Seller nor either Company has given or received any citation, subpoena, summons or other notice alleging a violation of, or asserting liability under, any applicable Laws with respect to the Property or the improvements thereon or the use or condition thereof except for matters which have been resolved or could not reasonably be anticipated to have a Material Adverse Effect.

            (o) The quantities of fixtures and Tangible Property, consumables and operating equipment in the Hotel/Casino Facilities, including provisions for reserve, are sufficient for the operation of the hotel and casino located therein in the ordinary course of business consistent with past practice.

            (p) Except as set forth on Schedule 3.12(p) annexed hereto, neither the Seller nor either Company has received any notice of improvements or assessments, or future increased assessments, ordered or issued by any Governmental Authority with respect to the Property or the streets abutting the same. Neither the Seller nor either Company has any Knowledge of any plans for improvements by any Governmental Authority or quasi-Governmental Authority which might result in a special assessment against the Property. Neither the Seller nor either Company has incurred any obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by the Seller prior to the Closing.

            (q) The Property is serviced by public water, public sewer, gas and electric. Neither the Seller nor either Company has any Knowledge of or has received any notice of any present or threatened ban, moratorium or other limitation of any kind on new connections or additional flows to the sewage treatment plant serving the Property or the conveyance facilities leading to such sewage treatment plant, or of any unrecorded sewer or water agreements affecting the Property. There are no agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or the Purchaser after the Closing in any manner whatsoever, except for instruments of record.

            (r) To the Knowledge of the Seller and each Company, there are no physical, structural or mechanical defects or violations of any Laws applicable to the Property or conditions which would adversely affect the insurability of the Property.

            (s) To the extent in their possession or control, the Seller and the Companies have delivered or made available to the Purchaser true, correct and complete copies of all deeds, mortgages and deeds of trust, restrictive covenants, easements and other recorded agreements for the Property, and all surveys, property plans, title reports and title insurance policies of Gemini with respect thereto.

      3.13  Tangible Property.

            (a) Except as set forth on Schedule 3.13(a) annexed hereto, Gemini has good and clear title to the Tangible Property owned by it free and clear of all Liens other than Permitted Liens. Gemini has been in peaceable possession of the Tangible Property covered by each Tangible Property lease to which Gemini is a party since the commencement of the term thereof.

            (b) Except as set forth on Schedule 3.13(b) annexed hereto, IMPS has good and clear title to all of the Tangible Property owned by it, if any, free and clear of all Liens other than Permitted Liens. IMPS has been in peaceable possession of the Tangible Property covered by each Tangible Property lease, if any, to which IMPS is a party since the commencement of the term thereof.

            (c) Each of the Tangible Property leases is in full force and effect. Each Company has complied in all material respects with all commitments and obligations on its part to be performed or observed under each applicable Tangible Property lease or sublease. Neither Gemini nor IMPS has received any notice of a default, offset or counterclaim under any Tangible Property lease, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Tangible Property lease, except for such notices, defaults, offsets or counterclaims which would not have a Material Adverse Effect. Except for Permitted Liens and as set forth on Schedule 3.13(c) annexed hereto, there is no Lien upon any leasehold interest of Gemini or IMPS under any Tangible Property lease.

      3.14  Corporate Names.

            (a) Schedule 3.14(a) sets forth a complete list of material business or trade names used by Gemini within the past five (5) years.

            (b) Schedule 3.14(b) sets forth a complete list of material business or trade names used by IMPS within the past five (5) years.

      3.15  Environmental Matters.

            (a) The operation of the Business, and the Fee Property, the Hotel/Casino Facilities, and the Leased Parcels, or any of them, (the "Business and Properties") and the operation of the Excluded Real Property is in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Companies of all Licenses and

Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Neither the Seller, IMPS nor Gemini has received any written communication (i) from a Governmental Authority within the past three years, or (ii) from any citizen's group, employee or otherwise within the past three years, alleging that either Company or the Seller or any of the Business and Properties or the Excluded Real Property are not in such compliance. To the Knowledge of the Seller and each Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued material compliance with such Licenses and Permits. To the Knowledge of the Seller and each Company, no conditions exist that would preclude reissuance or transfer of any License or Permit, including amendment of such instrument, to the Purchaser or its designee, where such action is necessary to maintain compliance with Environmental Laws.

            (b) There is no Environmental Claim pending or, to the Knowledge of the Seller and each Company, threatened (i) against the Seller, (ii) against either Company, or (iii) against the Business and Properties or the Excluded Real Property, (iv) against any Person whose liability for any Environmental Claim Gemini, IMPS or the Seller has or may have retained or assumed either contractually or by operation of law, or (v) against any Real or Tangible Property or operations related to the Business and Properties or the Excluded Real Property which the Seller, Gemini or IMPS owns, operates, or leases or manages, or (vi) against any Real or Tangible Property or operations to which the Business and Properties or the Excluded Real Property sent Hazardous Materials, except, in the case of each of (i), (ii), (iii) (iv), (v), (vi) or
(vii) above, as would not have a Material Adverse Effect. Neither Company owns or has ever owned any Real Property other than the Excluded Real Property (which is presently owned by Gemini).

            (c) To the Knowledge of the Seller and each Company, there is no currently existing requirement to be imposed in the future by any Environmental Law or Environmental Permit which could result in the incurrence of a cost that could be reasonably expected to have a Material Adverse Effect.

            (d) No order has been issued, no agreement or settlement between the Seller, IMPS or Gemini and any Governmental Authority has been proposed or entered into, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Seller and each Company, threatened by an Governmental Authority with respect to any alleged failure to have any Environmental Permit, which order, complaint, penalty or investigation, individually or in the aggregate, had, is having, or could be reasonably expected to have a Material Adverse Effect, and neither the Seller nor either Company is aware of any facts or circumstances which could be reasonably expected to form the basis for any such order, complaint, penalty or investigation.

            (e) Except as set forth on Schedule 3.15 annexed hereto or except for such presence and Release in such form or quantity as would not make the Companies liable under any Environmental Law, with respect to the Business and Properties and the Excluded Real Property, and any other property or operations related to the Business and Properties and the Excluded Real

Property currently owned, operated, leased or managed by the Seller or either Company, to the Knowledge of the Seller and either Company (i) no PCBs are or have been present, (ii) no Asbestos is or has been present, (iii) no underground storage tanks are or have been present, and (iv) no Hazardous Material has been or is being Released.

            (f) To the Knowledge of the Seller and either Company, neither they nor the Business and Properties or the Excluded Real Property, nor any other property related to the Business and Properties or the Excluded Real Property currently or previously owned, operated, leased or managed by Seller, IMPS or Gemini, have transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or other proceeding that could be reasonably expected to lead to claims for clean-up costs, removal or remedial work, damages to natural resources, personal injury or other Environmental Claims or orders under any Environmental Law, which could be reasonably expected to have a Material Adverse Effect.

            (g) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Seller, IMPS, or Gemini, or the Business and Properties or the Excluded Real Property. No property now owned, operated, leased, or managed by the Seller, IMPS or Gemini related to the Business and Properties or the Excluded Real Property is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation, clean-up, or other response.

            (h) Neither the Seller, IMPS, Gemini nor the Business and Properties own, operate, lease or manage, any hazardous waste generation, treatment, storage, or disposal facility, as such terms are used pursuant to the RCRA and related or analogous state, local, or foreign law. None of the Business and Properties or the Excluded Real Property or any other property related to the Business and Properties or the Excluded Real Property currently owned, operated, leased or managed by the Seller, IMPS or Gemini, is now, or was in the past, used in any part as a dump, landfill, or disposal site, and neither the Seller, IMPS, Gemini, the Business and Properties, nor any predecessor thereof, has filled any wetlands.

            (i) There are no Liens arising under or pursuant to any Environmental Law on any of the Business and Properties or the Excluded Real Property or on any other property related to the Business and Properties or the Excluded Real Property currently owned, operated, leased or managed by the Seller, IMPS or Gemini, and no action of any Governmental Authority has been taken or, to the Knowledge of the Seller and each Company, is in the process of being taken which could subject any of such properties to such Liens. Neither the Seller, Gemini nor IMPS has placed, or is reasonably expected to be required to place, any notice or restriction relating to the presence of Hazardous Material at any of the Business and Properties or the Excluded Real Property in any deed to such property.

            (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses, in draft or final form, whether conducted by the Seller, the Companies or others, which are currently in the possession or control of the Seller or either Company, in relation to any of the Business or Properties, which have not been delivered to the Purchaser prior to the execution of this Agreement.

            (k) To the Knowledge of the Seller and each Company, Gemini and IMPS have disclosed to the Purchaser all material facts that could form the basis of a current or future cost relating to any environmental matter affecting the Business and Properties, or any other property or operations currently or previously owned, operated, leased or managed by Seller, IMPS or Gemini.

      3.16  Intellectual Property.

            (a) Schedule 3.16 contains a list of all material trademarks, service marks, trademark and service mark applications, tradenames, copyrights, patents and patent applications, if any, relating exclusively to the Business and owned by the Seller or either Company (the "Intellectual Property"), and all material licenses, agreements and other arrangements relating to the Business under which the Seller or either Company has the right to use any of the foregoing (the "IP Agreements"). Except as set forth on Schedule 3.16 annexed hereto, all such Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries and have been properly maintained and renewed in accordance with applicable Laws.

            (b) None of the Intellectual Property requires renewal of its registration with any Governmental Authority within six months of the date of this Agreement and all fees relating to any such registration due and payable as of the date of this Agreement have been paid by the Seller or either Company, as applicable.

            (c) Except as set forth in Schedule 3.16, there are no actions, suits or proceedings pending, and to the Knowledge of the Seller or either Company, threatened against the Seller or either Company which challenge the ownership of any of the Intellectual Property or rights under any licensed or similar agreements related thereto or rights of use with respect to the Intellectual Property and any license or other agreements related thereto. Except as set forth in Schedule 3.16, none of the Intellectual Property or any license or other agreements is (i) subject to any outstanding Order or Judgment or stipulation by or with any Governmental Authority or (ii) infringes the rights of third parties or, to the Knowledge of the Seller or either Company, is being infringed by third parties. To the Knowledge of the Seller and either Company, neither Company is violating any technology or secrecy rights of any Person.

      3.17 ERISA Matters. Gemini, IMPS, and the Seller hereby represent and warrant to the Purchaser as follows:

            (a) Schedule 3.17 sets forth an accurate, correct and complete list of each Employee Benefit Plan of, sponsored or maintained by either Company. The Seller has, and for the past six (6) years had, no employees whose employment relates to the Business and Properties.

            (b) With respect to each Employee Benefit Plan listed in Schedule 3.17, true and complete copies of each of the following have been delivered to the Purchaser (or will be delivered to the Purchaser during the Due Diligence Period), if applicable to such plan: (i) all plan documents (including all amendments and modifications thereof), and related agreements including, without limitation, trust agreements and amendments thereto, insurance contracts and investment management agreements; (ii) the most recent annual actuarial valuation report; (iii) the last three filed forms in the Form 5500 series and all schedules thereto; (iv) the summary plan description; (v) summary of material modifications to the summary plan description, if any; (vi) the most recent auditor's report, and copies of any and all tax qualification correspondence including, without limitation, private letter rulings, applications to the Internal Revenue Service for determination and determination letters issued from the Internal Revenue Service with respect to such plan; and
(vii) the most recent annual report and periodic accounting of such plan.

            (c) Each Company has never been a party to, has never sponsored or maintained, and has never been obligated to make any contribution to any (i) Pension Plan which is subject to Title IV of ERISA or to the funding requirements of Section 302 of ERISA or Section 412 of the Code, or (ii) any plan or arrangement which is a Multiemployer Plan, Multiple Employer Plan, or Multiple Employer Welfare Arrangement.

            (d) Except as set forth on Schedule 3.17, each Company does not sponsor or maintain, and has never sponsored or maintained, any Employee Benefit Plan which (i) is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, (ii) provides any hospital, medical, dental, vision, sickness or accident, survivor or death benefit, disability or similar benefit coverage (except workers' compensation) other than through insurance policies,
(iii) provides any hospital, medical, death, survivor or any other welfare benefit, including life insurance, for retired or former employees, officers, directors, consultants or independent contractors, except as required by COBRA or (iv) is an unfunded plan of deferred compensation.

            (e) Each Pension Plan which is listed on Schedule 3.17, and which is intended to be qualified under Section 401(a) of the Code, is so qualified, and has received a favorable determination with respect to its qualified status from the Internal Revenue Service. No event has occurred since such determination was issued which adversely affects such determination.

            (f) Each Employee Benefit Plan listed on Schedule 3.17, other than a Pension Plan described in subsection (c), that is intended to qualify for special tax treatment under any provision of the Code is, and at all times since its inception has been, in compliance with all conditions necessary for such plan or arrangement to so qualify. Neither Gemini nor IMPS is aware of any fact or event that might reasonably cause any such Employee Benefit Plan to fail to so qualify.

            (g) Neither Company has any unsatisfied material liability with respect to any Employee Benefit Plan, and there have been no acts or omissions with respect to any Employee Benefit Plan by either Company which may give rise to any material liability, (i) in connection with, or with respect to, any Employee Benefit Plan which has been terminated or which was otherwise previously sponsored or maintained by either Company, or (ii) for any excise tax, fine, penalty or related charge imposed by Section 4971, 4972, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980 or 4980B of the Code, or
by Section 502 or 4071 of ERISA.

            (h) Each Employee Benefit Plan listed on Schedule 3.17 has at all times been maintained in all material respects, by its terms and in operation, in accordance with all Laws (including COBRA and Section 1862(b)(1) of the Social Security Act). No fiduciary of any Employee Benefit Plan so listed is in material violation of any duty imposed by Section 404 or 406 of ERISA. No Employee Benefit Plan so listed has been a party to, or has otherwise been involved in, a Prohibited Transaction which could reasonably result in a material liability to either Company. Neither Company has engaged in any transaction with which it could be subject to a criminal penalty under ERISA. There have been no material violations of any reporting or disclosure requirements under ERISA or the Code with respect to any Employee Benefit Plan listed on Schedule 3.17, including any requirement to file an annual return.

            (i) All contributions to each Employee Benefit Plan listed on
Schedule 3.17 (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or arrangement or by operation of law, have been made by the due date thereof (including all applicable extensions), and all contributions to each such plan and arrangement which are not yet due but which relate to periods which began prior to the effective date of such plan have either been paid or have been appropriately reflected by the Companies as an accrued liability in their financial statements.

            (j) Except as set forth on Schedule 3.17, no Employee of Gemini or IMPS shall accrue or receive additional benefits, additional credit for service, accelerated vesting or accelerated rights to payment of any benefit under any Employee Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments, as a direct result of the transactions contemplated by this Agreement.

            (k) Other than claims for benefits in the ordinary course, there is no material claim pending or threatened involving any Employee Benefit Plan listed on Schedule 3.17 by any Person against such plan or arrangement or against either Company. There is no pending or threatened audit or other proceeding involving any such Employee Benefit Plan before the Internal Revenue Service, the United States Department of Labor or any other governmental authority which could reasonably result in a material liability to either Company.

            (l) Except as disclosed in Schedule 3.17, neither Company is under any obligation (express or implied) to modify any Employee Benefit Plan listed on Schedule 3.17, or to establish any new Employee Benefit Plan. Since December 31, 1998, neither Company has created any new employee benefit plan, and has not provided for any materially increased or improved benefits under any existing Employee Benefit Plan.

            (m) With respect to any Pension Plan which has been maintained by either Company within the prior six years, Schedule 3.17 contains a list of all Pension Plans which have been or are terminated, or for which a termination is contemplated, and a description of the actions taken by the Internal Revenue Service with respect thereto. Termination of any Pension Plan on or before the Closing Date will not adversely effect the tax-qualified status of such Pension Plan or the tax exempt status of any trust established thereunder.

            (n) No ERISA Affiliate of either Company has incurred any material liability, fine, tax or penalty, or has had any lien imposed on its property, with respect to any Employee Benefit Plan which has not been satisfied and for which either Company could be liable.

      3.18 Employees. Gemini, IMPS, and the Seller hereby represent and warrant to the Purchaser as follows:

            (a) Schedule 3.18(a) lists all Employees as of the date hereof. To the extent reasonably available, during the Due Diligence Period, the Companies shall provide Purchaser with true and correct schedules that identify for each Employee having annualized compensation in excess of $50,000: (i) current job title or description; (ii) years of service; (iii) accrued benefits of any type (such as, but not limited to, accrued vacation and sick pay and accrued benefits under any Employee Benefit Plan); (iv) any bonus or deferred compensation arrangement; (v) wages, salaries, commissions, severance pay, vacation pay, benefits and other compensation, reimbursements, and remuneration paid during 1998 and 1999; (vi) all existing contractual arrangements relating to employment; and (vii) all Employee Benefit Plans in which such Employee currently participates or is entitled to participate.

            (b) Except as set forth on Schedule 3.18(b), (i) Employer has, and as of the Closing Date will have, paid and performed all material obligations with respect to Employees, consultants, agents, officers and directors, including without limitation all material wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation then due for all services performed by them prior to the Closing Date and all amounts to be reimbursed to such Employees, consultants, agents, officers and directors; (ii) Employer is in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (iii) there are no pending, or, to the Knowledge of each of Gemini, IMPS and the Seller threatened, discrimination complaints, charges, other complaints, allegations, applications or other process against Employer by or on behalf of any Employee or former Employee before the National Labor Relations Board or any other federal, state, local or foreign agency, or any Governmental Authority; (iv) there is no labor strike, dispute, slowdown or work stoppage or other job action pending, or, to the Knowledge of each of Gemini, IMPS and Seller, threatened, against or otherwise affecting or involving Employer; and (v) no Employees are covered by any collective bargaining agreement and, to the Knowledge of each of Gemini, IMPS and the Seller, no effort is being made by any union to organize any of the Employees.

      3.19  Compliance With Laws.

            (a) Except as set forth on Schedule 3.19(a) annexed hereto, Gemini, its business and its Assets comply in all material respects with all Laws applicable to Gemini, its business and its Assets and Gemini has not received any written notice or to the Knowledge of the Seller and Gemini, other official notice, of any Governmental Authority alleging any material violation with respect to the foregoing.

            (b) Except as set forth on Schedule 3.19(b) annexed hereto, IMPS, its business and its Assets comply in all material respects with all Laws applicable to IMPS, its business and its Assets and IMPS has not received any written notice or to the Knowledge of the Seller and IMPS, other official notice, of any Governmental Authority alleging any material violation with respect to the foregoing.

      3.20 Licenses and Permits. Schedule 3.20 identifies all material Licenses and Permits necessary to the operation of the Business and Properties as now conducted. All Licenses and Permits are valid and in full force and effect and there are no pending or, to the Knowledge of the Seller and each Company, threatened proceedings which are reasonably likely to result in the termination, revocation, limitation or impairment of any of such Licenses and Permits. Such Licenses and Permits are sufficient to enable each Company to own and conduct its business, as currently conducted or as proposed to be conducted. Neither Company is in default under, and to the Knowledge of the Seller and each Company, no condition exists which with the giving of notice or the passage of time or both would constitute a default under any Licenses and Permits except where such default would not reasonably be expected to have a Material Adverse Effect. There are no material assignable Licenses and Permits necessary to the operation of the Business and Properties as now conducted that have been obtained by or are used by or held by the Seller. To the extent in their possession or control, the Companies have delivered or made available to the Purchaser true, correct and complete copies of all Licenses and Permits.

      3.21  Legal Proceedings.

            (a) Except as set forth on Schedule 3.21(a) annexed hereto, Gemini is not engaged in or a party to, or to the Knowledge of the Seller and Gemini, threatened with, any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements arising from or related in any way to the Assets of Gemini or the Business, other than proceedings which would not have a Material Adverse Effect. Gemini has received no written notice of any investigation threatened or contemplated by any Governmental Authority. Gemini is not subject to any Judgment or other agreement which, among other things, restricts in any material respect the ability of Gemini from operating the business of Gemini as it is currently conducted or which would have a Material Adverse Effect. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by Gemini in connection with the transactions contemplated hereby. Gemini is not subject to any Judgment or other Contract which restricts the ability of Gemini from consummating the transactions contemplated hereby.

            (b) Except as set forth on Schedule 3.21(b) annexed hereto, IMPS is not engaged in or a party to, or to the Knowledge of the Seller and IMPS, threatened with, any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements arising from or related in any way to the Assets of IMPS or the Business, other than proceedings which would not have a Material Adverse Effect. IMPS has received no written notice of any investigation threatened or contemplated by any Governmental Authority. IMPS is not subject to any Judgment or other agreement which, among other things, restricts in any material respect the ability of IMPS from operating the business of IMPS as it is currently conducted or which would have a Material Adverse Effect. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by IMPS in connection with the transactions contemplated hereby. IMPS is not subject to any Judgment or other Contract which restricts the ability of IMPS from consummating the transactions contemplated hereby.

      3.22  Transactions with Affiliates.

            (a) Except as set forth on Schedule 3.22 annexed hereto, neither the Seller nor any officer or director of Gemini, or any of their family members (i) is owed money from, or owes money to, Gemini, (ii) is a party to any Contract with Gemini, (iii) has asserted or threatened to assert any claim against Gemini, or (iv) is engaged in any transaction with Gemini.

            (b) Except as set forth on Schedule 3.22 annexed hereto, neither the Seller nor any officer or director of IMPS, or any of their family members (i) is owed money from, or owes money to, IMPS, (ii) is a party to any Contract with IMPS, (iii) has asserted or threatened to assert any claim against IMPS, or (iv) is engaged in any transaction with IMPS.

      3.23 No Brokers. Except as set forth on Schedule 3.23, neither Company has entered into any Contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the execution of this Agreement or the transactions contemplated hereby. The Seller shall be solely responsible for the payment of any fees, commissions or other like payments due to any Person identified on Schedule 3.23.

      3.24  Books and Records.

            (a) The books of account and other financial records of Gemini are accurate and complete in all material respects. The minute books of Gemini accurately reflect all material corporate action taken at meetings of the stockholders, the Board of Directors and the committees of the Board of Directors of Gemini.

            (b) The books of account and other financial records of IMPS are accurate and complete in all material respects. The minute books of IMPS accurately reflect all corporate action taken at meetings of the stockholders, the Board of Directors and the committees of the Board of Directors of IMPS.

      3.25 Year 2000 Compliance. Each Company has taken or will take within a reasonable time frame all actions reasonably necessary and appropriate to assure, to the extent reasonably possible, that the Business of the Companies will not be adversely affected, and the Companies will not suffer any material interruptions in the delivery of services by reason of the advent of the Year 2000.

4. Representations and Warranties of the Seller.

            The Seller hereby represents and warrants to the Purchaser as follows:

      4.1 Ownership of Assets. The only Assets owned, leased or held by the Seller used in connection with the Business and Properties are the Shares, the Fee Property, the Hotel/Casino Facilities and the Real Property Leases. The Seller shall cause his spouse to join in the conveyance of the Fee Property and the Hotel/Casino Facilities, if required under applicable Law.

      4.2 Ownership of Gemini Shares and IMPS Shares. The Seller is sole owner beneficially and of record of the Shares to be sold by him pursuant to this Agreement as set forth on Schedule 4.2, free and clear of all Liens, encumbrances, preemptive rights, options and claims of any nature, and is not subject to any restriction on use, voting or transfer, any restrictions on transfer under any securities Laws or any Liens. The Seller shall cause his spouse to join in the conveyance of the IMPS Shares and the Gemini Shares, if required under applicable Law.

      4.3   Real Property.

            (a) Each of the Real Property Leases and the Hotel/Casino Lease is in full force and effect and contains no terms other than the terms contained in the copies heretofore delivered to the Purchaser. The Seller has complied with all commitments and obligations on his part to be performed or observed under each such lease except for such noncompliance which would not have a Material Adverse Effect. Except as set forth on Schedule 4.3(a) annexed hereto, the Seller has not received any notice of a default, offset or counterclaim under any such Lease and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any such lease except for such notices, defaults, offsets or counterclaims which would not have a Material Adverse Effect. Except For Permitted Liens and as set forth on Schedule 4.3(a) annexed hereto, there is no Lien upon any leasehold interest of the Seller under any such Lease.

            (b) The Seller has good and marketable fee simple title to the Fee Property and the Hotel/Casino Facilities, free and clear of all Liens, encumbrances, restrictions, options to purchase, conditions, covenants, assessments, defects, claims or exceptions, except for Permitted Liens and as set forth on Schedule 4.3(b) annexed hereto.

      4.4 No Brokers or Finders. Except as set forth on Schedule 4.4 annexed hereto, the Seller has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the execution of this Agreement or the transactions contemplated hereby. The Seller shall be solely responsible for the payment of any fees, commissions or other like payments due to any Person identified on
Schedule 4.4.

      4.5 Bringdown of Representations and Warranties. All representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date).

5. Representations, Warranties and Acknowledgments of the Purchaser.

      The Purchaser hereby represents, warrants and acknowledges to the Seller as follows:

      5.1 Organization, Standing, Power and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

      5.2   Authority Relative to this Agreement.

            (a) The execution, delivery and performance of this Agreement and of all the other documents and instruments required hereby by the Purchaser are within the power and authority of the Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Purchaser and no other proceedings on the part of the Purchaser or the stockholders of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been, or will be, as applicable, duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by Gemini, IMPS, the Seller and any other parties other than the Purchaser, constitute legal valid and binding obligations of the Purchaser in accordance with their terms except as may be limited by bankruptcy, moratorium, and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

            (b) The Special Committee of the Purchaser's Board of Directors (the "Special Committee"), at a meeting duly called and held, has recommended to the Purchaser's Board of Directors that it is advisable and in the best interests of the Purchaser to enter into this Agreement and the Purchaser's Board of Directors, with the Seller abstaining, has adopted and approved the Special Committee's recommendation.

      5.3 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions described herein will not, result in or constitute (i) a default, breach or violation of the Certificate of Incorporation or the By-laws of the Purchaser or any Subsidiary of the Purchaser or, subject to the receipt of the Consents required as set forth on Schedule 5.4 annexed hereto, any License and Permit or Contract to which the Purchaser or any Subsidiary of the Purchaser is a party or by which any of their Assets are bound; (ii) subject to the receipt of the Consents required as set forth on
Schedule 5.4 annexed hereto, an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness for borrowed money or material obligation of the Purchaser or any Subsidiary of the Purchaser under any Contract to which the Purchaser or any Subsidiary of the Purchaser is a party or by which any of their Assets are bound; (iii) the creation or imposition of any Lien on any property of the Purchaser under any Contract to which the Purchaser is a party or by which any of its Assets are bound; or (iv) assuming compliance with the matters referred to on Schedule 5.4 annexed hereto, a violation of any Law or Judgment of any court or other Governmental Authority or any other restriction of any kind or character by which the Purchaser or any Subsidiary of the Purchaser or any of their Assets are bound, except, in each case, for such defaults, breaches, violations, events, Liens or restrictions as would not prevent the Purchaser from performing any of its material obligations under this Agreement.

      5.4 Consents. Except as set forth on Schedule 5.4 annexed hereto, the execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any Consent other than compliance with any applicable requirements of the HSR Act, except where failure to obtain such Consent would not prevent the Purchaser from performing any of its material obligations under this Agreement. Except as set forth on Schedule 5.4, any and all such Consents will have been obtained by the Purchaser prior to the Closing.

      5.5 Legal Proceedings. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with the transactions contemplated hereby. Neither the Purchaser nor any of its Assets are subject to any Judgment or other Contract which restricts the ability of the Purchaser from consummating the transactions contemplated hereby.

      5.6 No Brokers. Except as set forth on Schedule 5.6, the Purchaser has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the execution of this Agreement or the transactions contemplated hereby. The

Purchaser shall be solely responsible for the payment of any fees, commissions or other like payments due to any Person identified on Schedule 5.6.

      5.7 Fairness Opinion. The Special Committee has received a written fairness opinion from Ladenburg, Thalmann & Co. Inc. that the transactions contemplated hereby are fair from a financial point of view to the existing common stockholders of the Purchaser, other than the Seller.

      5.8 Acquisition of Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. The Shares are being acquired by the Purchaser for its own account and not with a view to or in connection with any disposition thereof in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws.

      5.9 No Adverse Facts for Gaming Approvals. To the Knowledge of the Purchaser, there are no facts relating to the Purchaser, its stockholders, officers, directors or its key employees that would prevent the Purchaser, its stockholders, officers, directors or its key employees (other than the Seller) from obtaining from the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other Governmental Authority gaming licenses or the approvals necessary for the Purchaser to consummate the transactions contemplated by this Agreement or delay such receipt to a date which is more than twelve (12) months from the date of this Agreement.

      5.10 Acknowledgment as to Investment Experience. The Purchaser acknowledges and agrees that (i) it has the experience and knowledge to evaluate the business, assets, liabilities, financial condition, results of operations, and prospects of Gemini and IMPS and the Purchased Assets and the inherent risks associated therewith; and (ii) the Purchaser has formed an independent judgment concerning Gemini and IMPS and their businesses, operations, assets (including the Purchaser's own estimate and appraisal of the extent and value of the interests of Gemini and IMPS), liabilities, financial condition, results of operation, and prospects, and the Purchased Assets and the inherent risks associated therewith.

      5.11 Bringdown of Representations and Warranties. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date).

6. Conduct of Business Prior to the Closing and Other Agreements.

            The parties hereto covenant and agree as follows:

      6.1 Conduct of Business.

            (a) Except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, from and after the date of this Agreement until the Closing Date, each of the Seller and each of Gemini and IMPS will use reasonable efforts consistent with good business judgment to preserve the present business organization of each of Gemini and IMPS intact, preserve the present relationships of each of Gemini and IMPS with Persons having material business dealings with each of Gemini and IMPS, generally operate the Business and Properties in the ordinary and regular course consistent with their prior practices and maintain all Insurance and Licenses and Permits necessary for the ownership or conduct of their respective business as currently conducted.

            (b) During the period from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, including the Schedules attached hereto, or as otherwise consented to in writing by the Purchaser, the Seller will cause each of Gemini and IMPS to:

                  (1) carry on its business only in the ordinary course in substantially the same manner as heretofore conducted;

                  (2) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of Gemini and IMPS, (ii) keep available (subject to dismissals, voluntary departures and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of Gemini and IMPS, (iii) maintain the Assets and properties of Gemini and IMPS in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, lenders and other persons to whom Gemini and IMPS sells goods or provides services or with whom Gemini or IMPS otherwise has significant business relationships, and (v) continue all current sales, marketing and promotional activities relating to the business and operations of Gemini and IMPS;

                  (3) except to the extent required by applicable Law, cause the books and records of Gemini and IMPS to be maintained in the usual, regular and ordinary manner;

                  (4) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage of insurance on Gemini's and IMPS's properties and Assets as are currently in effect;

                  (5)   not amend its Articles of Incorporation or By-laws;

                  (6) not acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization;

                  (7) not alter its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise), or purchase or redeem any shares of its capital stock;

                  (8) not issue or sell (or agree to issue or sell) any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

                  (9) not incur, other than in the ordinary course of business consistent with past practice, any material indebtedness for borrowed money (including through the issuance of debt securities) or vary in any material manner the terms of any material existing indebtedness, except that the indebtedness under the Credit Agreement may be modified if advantageous to the Borrowers;

                  (10) except to the extent required by applicable Law, not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Companies, (B) any method of calculating any bad debt, contingency or other reserve of the Companies for accounting, financial reporting or tax purposes,
(C) its accounting procedures or practices or (D) the fiscal year of the Companies;

                  (11) not make or change any Tax election, file any amended Tax Return, change its Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, compromise or settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take or omit to take any other required action relating to Taxes without the written consent of the Purchaser, which shall not be unreasonably withheld;

                  (12) except in connection with the ordinary conduct of the Business consistent with past practice and except to the extent required by applicable Law, (i) not enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any Consent with respect to (A) any Lease, IP Agreement or Material Contract or any Contract to which Gemini or IMPS is a party that would, if in existence on the date of this Agreement, be deemed a Material Contract or (B) any material License, Permit or Consent, or (ii) not grant any irrevocable powers of attorney;

                  (13) not violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Licenses and Permits or Consent held or used by Gemini or IMPS or any material Contract to which Gemini or IMPS is a party or by which any of its Assets and properties is bound, which violation, breach or default could reasonably be expected to have a Material Adverse Effect;

                  (14) not make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $50,000 per annum unless required under the Credit Agreement;

                  (15) not dispose of, or incur any Lien (other than a Permitted
Lien) on, any Assets and properties of Gemini or IMPS, material individually or in the aggregate other than in the ordinary course of business consistent with past practice;

                  (16) not write off or write down any of its Assets and properties, outside the ordinary course of business consistent with past practice;

                  (17) not to take any action that would be reasonably likely to cause any of the representations or warranties of the Seller contained in this Agreement to be untrue in any material respect;

                  (18) not increase the compensation payable or to become payable by Gemini and IMPS to their respective employees, except for increases in salary or wages in the ordinary course of business consistent with past practices or as required by applicable Law, or grant any severance or termination pay (except as required by current agreement, policy or by applicable Law);

                  (19) not sell, transfer, license or otherwise dispose of, or permit to lapse or expire, any material Intellectual Property or any interest therein; or

                  (20) not agree to take any of the actions set forth in the foregoing subparagraphs 5 through 19.

            (c) The Seller covenants with the Purchaser that subsequent to the date of this Agreement and prior to Closing:

                  (1) The Seller, without the Purchaser's prior written consent,
(i) will not modify or amend the Real Property Leases or the Hotel/Casino Lease and (ii) will not terminate the Real Property Leases or the Hotel/Casino Lease.

                  (2) Subject to applicable Law, the Seller shall permit the Purchaser and its authorized representatives, during usual business hours, to inspect the Property and to examine the operational records of the Seller with respect thereof.

                  (3) The Seller shall pay or make, as and when due and payable, all payments of principal and interest and all deposits required to be paid or made under any mortgage or deed of trust encumbering the Property.

                  (4) The Seller shall not permit either Company to enter into any transaction with an Affiliate, or to amend or modify existing agreements with Affiliates, except in the ordinary course of business consistent with past practice or except with the written consent of the Purchaser, which shall not be unreasonably withheld.

      6.2 Consents. Each of the parties hereto will use its good faith efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all Consents, including without limitation, all necessary filings under the HSR Act.

      6.3   Cooperation; Further Assurances.

            (a) Each of the Seller, Gemini and IMPS, upon request by the Purchaser, shall use its commercially reasonable efforts to provide the Purchaser, its counsel, accountants and other authorized representatives with such information concerning Gemini and IMPS as may be reasonably necessary for the Purchaser to ascertain the accuracy and completeness of the information supplied by or on behalf of Gemini and IMPS and to verify Gemini's and IMPS' performance of and compliance with its warranties and covenants herein contained.

            (b) The parties hereto agree to (i) cooperate with each other in determining whether any filings are required to be made or Consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such Consents, and
(ii) pursue all reasonable commercial efforts to obtain promptly the satisfaction of the conditions to the Closing. Each party hereto shall furnish to each other and each other's counsel all such information as may be reasonably available to such party and as may be reasonably required in order to effectuate the foregoing actions.

      6.4 Investment Assurances. The Seller and the Purchaser have discussed certain capital expenditures, investments and other changes in the Business and Properties. To the extent permitted by the Nevada gaming authorities, the Seller and each Company agree that they will (i) cooperate with the Purchaser in connection with any reasonable suggestions made by the Purchaser regarding such capital expenditures, investments and other changes in the Business and Properties and (ii) take commercially reasonable steps to implement the suggestions referred to in clause (i) of this sentence; provided that neither the Seller nor either Company shall be obligated to implement such suggestions.

      6.5 Notification of Certain Matters. The parties hereto each agree to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.6 Litigation Prior to Effective Time. Each of Gemini and IMPS shall advise the Purchaser in writing promptly of the assertion, commencement or threat of any claim, litigation, proceeding or investigation where a restraining order, injunction, or preliminary injunction is sought or the amount claimed is in excess of $100,000, in which Gemini or IMPS is or may be made a party or by which the Assets or the business of Gemini or IMPS may be affected or which relates to or may affect the transactions contemplated hereby.

      6.7 Supplements to Schedules. Prior to the Closing, the parties hereto will supplement or amend those portions of the Seller Disclosure Schedule relating to the representations and warranties in Articles 3, 4 and 5 hereof with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules, provided that any such supplemental disclosure shall not be deemed to have cured any breach of any representation or warranty made as of the date hereof for purposes of the indemnification obligations hereunder, (or to have modified any representation or warranty made as of the date hereof for purposes of determining whether the conditions to Closing, including the continued accuracy of the representation and warranty set forth in
Section 3.8(a), have been met) but the Seller Disclosure Schedule shall be deemed to have been amended and to have cured any breach of any representation or warranty made as of the Closing Date for purposes of the indemnification obligations hereunder.

      6.8 No Other Representations or Warranties. Except for the representations and warranties of Seller and the Companies expressly contained in this Agreement, neither the Seller, nor the Companies nor any other person acting for either of them makes any other representation or warranty, express or implied, and the Seller and the Companies hereby disclaim any such representation or warranty, with respect to the execution, delivery or performance by the Seller of this Agreement notwithstanding the delivery or disclosure to the Purchaser or any of its affiliates or any other person of any documentation or other information by the Seller or the Companies or any of their respective representatives or any other person with respect to any of such matters.

      6.9 Limitations on Sale of Common Stock. The Seller agrees that, for a period of two years from the Closing Date, the Seller shall not sell his shares of common stock, par value $.006 per share, of the Purchaser (the "Purchaser Common Stock") to unaffiliated third parties other than in a transaction (a) in which (i) the Board of Directors of the Purchaser has had an opportunity to participate in negotiations, and (ii) the other common stockholders of the Purchaser are given an opportunity to share in the purchase price for the Purchaser Common Stock on the same economic terms as the Seller or (b) in which the Purchaser Common Stock is sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Nothing herein shall be deemed to limit Seller's ability to transfer Purchaser Common Stock to members of his family or trusts for the benefit of members of his family or pursuant to his will or the laws of intestate succession so long as the transferee of such Purchaser Common Stock shall have agreed to be bound by this Section 6.9.

      6.10 Gaming Approvals. Promptly after the execution of this Agreement, the Purchaser, accompanied by a representative of the Seller, shall notify the Chairman of the Nevada State Gaming

Control Board and the Chairman of the Nevada Gaming Commission of the existence of this Agreement and shall promptly thereafter file all necessary applications in good faith for the Purchaser and all Persons required in order to obtain the necessary approvals and licenses from all applicable agencies in order to consummate the transactions contemplated hereby, and shall make every commercially reasonable effort to place the applications for such approvals on the agenda in all applicable jurisdictions, as soon as possible. All written communications between the Purchaser and any Nevada Governmental Authority or official shall promptly be delivered to the Seller and a written summary of any material telephonic communications that would affect the approval process shall be promptly delivered to the Seller.

      6.11 Availability of Funds. The Purchaser shall use reasonable commercial efforts to complete the Refinancing on terms reasonably acceptable to the Purchaser, which, assuming consummation, shall provide funds, after giving effect to the other uses of the proceeds thereof, that will, according to the reasonable judgment of the Purchaser as of the date hereof, be in an amount at least equal to the Purchase Price and the expenses of the Purchaser incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby.

7. Conditions Precedent to the Purchaser's Obligations.

      The obligations of the Purchaser are subject to the satisfaction, at or before the Closing, of the conditions set out below. The benefit of these conditions is for the Purchaser only and may be waived in writing by the Special Committee at any time in its sole and absolute discretion.

      7.1 Accuracy of Seller's, Gemini's and IMPS' Warranties. The warranties of each of the Seller, Gemini and IMPS shall be true and correct in all respects as of the date when made and as of the Closing Date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date), as though made at that time as supplemented or amended in accordance with and subject to Section 6.6 hereof, and the Purchaser shall have received a certificate from each of the Seller, Gemini and IMPS attesting thereto signed by the Seller and a duly authorized officer of each of Gemini and IMPS.

      7.2 Performance by Seller, Gemini and IMPS. The Seller, Gemini and IMPS shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement including those set forth in Section 2.3(b) and the Purchaser shall have received a certificate attesting thereto signed by the Seller and a duly authorized officer of each of Gemini and IMPS.

      7.3 Consents. All Consents (including the Consents set forth on Schedules
3.5 and 5.4 and those referenced in Section 6.10) which are required for the consummation of the purchase, sale and assignment of the Purchased Assets shall have been obtained, shall be in full force and effect and shall not have been revoked as of the Closing Date.

      7.4 HSR Act. Any applicable waiting period relating to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      7.5 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Purchaser and the Purchaser's counsel (including counsel to the Special Committee), and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Purchaser reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Purchaser and the Purchaser's counsel (including counsel to the Special Committee).

      7.6 Release of Obligations, Liens. Each of Gemini and IMPS shall have delivered to the Purchaser at the Closing, duly executed instruments necessary to evidence (i) the termination of the obligations of each of Gemini and IMPS in connection with the Credit Agreement, and (ii) the release of Liens securing the obligations described in the immediately preceding clause.

      7.7 Leases. The Real Property Leases and the Hotel/Casino Lease shall be in full force and effect on the Closing Date with no default by the Seller, either Company or any landlord under any of the Leases (individually a "Landlord" and collectively, the "Landlords") and the Purchaser through the Special Committee shall have a right to terminate this Agreement in the event of a default by the Seller, either Company or any Landlord under the Leases on the Closing Date.

      7.8 No Litigation. No Order (including a preliminary or permanent injunction or temporary restraining order) of any state, commonwealth or federal court or other Governmental Authority that prevents or restrains the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

      7.9 Landlord Estoppel Certificates. The Seller shall have obtained a current estoppel certificate from each Landlord under each Real Property Lease stating (i) that such Lease is in full force and effect and has not been amended, modified or supplemented other than as set forth in Schedule 3.12, (ii) that all rent and other sums and charges payable under such Lease are current, and setting forth the date through which such payments have been made, (iii) the amount of any tenant security or other similar deposit held by or on behalf of such Landlord under such Lease, (iv) that to the best of knowledge of the lessor, no notice of default on the part of the Seller or termination notice has been served under such Lease which remains outstanding, (iv) that to the best of knowledge of the lessor, no default exists under such Lease, and that no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default and (vi) that, except as set forth in Schedule 3.12, the consummation of the transactions provided for herein will not constitute a default under such Lease or grounds for the termination thereof or for the exercise of any other right or remedy adverse to the interests of the tenant thereunder (a "Landlord Estoppel Certificate"). If the Seller is unable to obtain a Landlord Estoppel Certificate acceptable to the Purchaser, in its sole and absolute discretion, then the Special

Committee may either (i) waive and close or (ii) on or before the Closing Date, elect to terminate this Agreement.

      7.10 Landlord Consents. The Seller shall have obtained the Consents of the Landlords under the Real Property Leases to the assignment of the Real Property Leases to the Purchaser to the extent required pursuant to the terms of the Leases.

      7.11 Governmental Approval. The consent and approval of the Nevada Gaming Commission, the Nevada Gaming Control Board and any other applicable Governmental Authority to the transfer of the Business and Properties to the Purchaser and all other transfers hereunder and the operation of the Business and Properties by the Purchaser, shall have been obtained.

      7.12 Refinancing. The Purchaser shall have completed the Refinancing on terms reasonably acceptable to the Purchaser as contemplated by Section 6.11 hereof.

      7.13 Allocation Schedule. The Seller and the Purchaser shall have agreed to the allocation of the Purchase Price among the Purchased Assets and shall have set forth such allocation on Exhibit A and annexed an initialed copy of Exhibit A to this Agreement.

      7.14 Title Insurance Endorsements. The ALTA Owner's policy referenced in
Section 2.6(a) shall include endorsements insuring over the encroachments listed in Exception 29 to the Title Policy attached hereto as Schedule 1.1 similar to the endorsements listed in such Title Policy.

8. Conditions Precedent to the Seller's Obligations.

      The obligations of the Seller are subject to the satisfaction, at or before the Closing, of the conditions set out below to the satisfaction of the Seller. The benefit of these conditions is for the Seller only and may be waived on his behalf by the Seller in writing at any time in his sole discretion.

      8.1 Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time and the Seller shall have received a certificate attesting thereto signed by a duly authorized officer of the Purchaser.

      8.2 Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement including those set forth in Section 2.3(c) and the Seller shall have received a certificate of a duly authorized officer of the Purchaser to such effect.

      8.3 Consents. All Consents which are required for the consummation of the purchase, sale and assignment of the Purchased Assets shall have been obtained, shall be in full force and effect and shall not have been revoked as of the Closing Date.

      8.4 Absence of Litigation. There shall not have been issued and be in effect any Order of any court or tribunal of competent jurisdiction preventing or restraining the sale by the Seller of the Purchased Assets.

      8.5 HSR Act. Any applicable waiting period relating to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      8.6 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Seller and each Company's counsel, and the Seller shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Seller reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Seller and each Company's counsel.

      8.7 Releases. The Seller shall have been completely released from all guarantees and other contractual obligations to third parties incurred by him in connection with the Business or the Purchased Assets, including any obligations in connection with the Credit Agreement. All other parties named as borrowers in the Credit Agreement and as guarantors of the obligations under the Credit Agreement pursuant to any other document shall have received complete releases of any such obligations.

      8.8 Allocation Schedule. The Seller and the Purchaser shall have agreed to the allocation of the Purchase Price among the Purchased Assets and shall have set forth such allocation on Exhibit A and annexed an initialed copy of Exhibit A to this Agreement.

9.    Obligations After the Closing.

      9.1 Closing of Tax Year. The Seller and the Purchaser hereby acknowledge that, effective as of the passing of title to the Shares on the Closing Date, the Companies will cease to be S corporations under the Code. As a result, the S corporation taxable year of each Company will terminate as of the day before the Closing Date and each Company will be required to file Tax Returns for the period beginning on the first day of its then current fiscal year and ending on the day before the Closing Date (the "Final S Tax Period"). The Seller and the Purchaser hereby agree that each Company shall be treated as an S corporation for federal income Tax purposes, and by all states in which an "S" election is in effect, for the Final S Tax Period of each Company.

      9.2 Tax Return Filings. The Purchaser shall, or shall cause each Company to, timely prepare and file with the relevant Taxing Authorities all of such Company's Tax Returns, the due date for filing of which, determined taking into account Tax extensions, is after the Closing Date, excluding the income Tax Returns for the Final S Tax Period of each Company. Any Tax Returns for any Pre-Closing Tax Period or Straddle Period that the Purchaser is preparing and filing (or causing to be prepared and filed) shall be prepared on a basis consistent with the past practices of the relevant Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating

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



deductions). The Purchaser shall furnish the Seller with a copy of such Tax Returns for any Pre-Closing Tax Period or Straddle Period that the Purchaser is preparing and filing (or causing to be prepared and filed) at least fifteen (15) days before such Tax Returns are due, and no such Tax Returns shall be filed without the prior written consent of the Seller, which consent shall not be unreasonably withheld. The Seller shall, or shall cause each Company to, timely prepare and file with the relevant Taxing Authorities (i) the income Tax Returns for the Final S Tax Period of each Company and (ii) all of each such Company's Tax Returns for any taxable periods the due date for filing of which, determined taking into account extensions, is on or before the Closing Date. Any Tax Returns that the Seller is preparing and filing (or causing to be prepared and filed) shall be prepared on a basis consistent with the past practices of the relevant Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). The Seller shall furnish the Purchaser with a copy of such Tax Returns that the Seller is preparing and filing (or causing to be prepared and filed) at least fifteen (15) days before such Tax Returns are due, and no such Tax Returns shall be filed without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller shall reimburse the Purchaser (in accordance with Section 9.3(b)) for any amount owed by either Company pursuant to Section 9.3(b)) with respect to the taxable periods covered by such Tax Returns to the extent such liability exceeds the aggregate Tax reserves of each Company held with respect to such Taxes. All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept such a Tax Return.

      9.3   Tax Indemnification.

            (a) From and after the Closing, the Seller shall be liable for, and shall indemnify the Purchaser, its affiliates (including the Companies) and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Purchaser Indemnitees") against and hold them harmless on an after-Tax basis from (i) all liability for Taxes of each Company with respect to any Pre-Closing Tax Period, (ii) all liability for Taxes arising (directly or indirectly) as a result of the sale of the Shares or the other transactions contemplated hereby (except for any liability for sales and use Taxes, which the Purchaser shall be liable for), (iii) any breach of any representation or warranty contained in Section 3.9, (iv) any interest, penalties or additions relating to the late or incorrect filing of, or failure to file, returns or forms relating to Employee Benefit Plans, including Forms 5500 and (v) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.

                  (i) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                        (A) real, personal and intangible property Taxes ("Property Taxes") of the Companies for the Pre-Closing Tax Period shall equal the relevant Property Taxes for such Period multiplied by a fraction, the numerator of which is the

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



                              number of days during the Straddle Period that are in the PreClosing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                        (B) the Taxes of the Companies (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if the amount of such Property Taxes for the entire Straddle Period ended as of the close of business on the Closing Date.

            (b) The Seller's indemnity obligation under Section 9.3(a) in respect of Taxes for a Straddle Period shall initially be effected by its payment to the Purchaser, or at the Purchaser's direction, to a Company, of the excess of (i) such Taxes for the Pre-Closing Tax Period over (ii) the amount of such Taxes paid by Seller or any of its affiliates (other than the Companies) at any time plus the amount of such Taxes paid by the Companies on or prior to the Closing Date. Such excess initially shall be paid no later than 15 days prior to the date on which the Tax Return with respect to the final liability for such Taxes is required to be filed. If the amount of such Taxes paid by the Seller or any of its affiliates (other than the Companies) at any time plus the amount of such Taxes paid by the Companies on or prior to the Closing Date exceeds the amount payable pursuant to the preceding sentence, the Companies shall pay to the Seller the amount of such excess within 15 days after the Tax Return with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant this Section 9.3(b) with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870AD or successor form) with respect to Straddle Period Taxes.

            (c) Any indemnity payment to be made under this Section 9.3, other than an indemnity payment described in the immediately preceding paragraph,
Section 9.3, shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

            (d) The Seller's indemnity obligations under this Section 9.3 are separate from, and not subject to the terms of the parties general indemnification obligations under Sections 9.10 through 9.12.

      9.4 Cooperation. The Seller, the Companies and the Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including all Tax Claims.

      9.5 Refunds and Credits. Any refund or credit of Taxes of either Company for any taxable period ending on or before the Closing Date shall be for the account of Seller.

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



Notwithstanding the foregoing, however, any such refund or credit shall be for the account of the Purchaser to the extent that such refunds or credits are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period (or the portion of a Straddle Period that begins on the date after the Closing Date) of items of loss, deductions or other Tax items of such Company (or any of its respective affiliates, including the Purchaser). Any refund or credit of Taxes of either Company for any Post-Closing Tax Period shall be for the account of the Purchaser. Any refund or credit of Taxes of either Company for any Straddle Period shall be equitably apportioned between the Seller and the Purchaser. Each party shall, or shall cause its affiliates to, forward to any other party entitled under this Section 9.5 to any refund or credit of Taxes any such refund within 10 days after such refund is received by or reimbursed to such party or any such credit within 10 days after the credit is allowed or applied against other Tax liability of such party. The parties shall treat any payments under this Section as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870AD or successor form) with respect to the Purchaser or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United Stated Federal income Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9.6.

      9.6   Procedures Relating to Indemnification of  Tax Claims.

            (a) Notice. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnitee pursuant to Section 9.3(a), the Purchaser shall promptly notify the Seller in writing of such claim (a "Tax Claim"). Failure to give notice of a Tax Claim to the Seller within a sufficient period of time and in reasonably sufficient detail to allow the Seller to effectively contest such Tax Claim shall affect the liability of the Seller to any Purchaser Indemnitee only to the extent that the Seller's position is actually prejudiced as a result thereof.

            (b) Control of Proceedings. The Seller may, upon providing written notice to the Purchaser, elect to control all proceedings taken in connection with any Tax Claim relating solely to Taxes of either Company for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim, provided, however, that (A) the Purchaser and counsel of its own choosing at the Purchaser's own cost shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and (B) the Seller shall not settle any such Tax Claim without prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller and the Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating to Taxes of either Company for a Straddle Period and neither party shall settle any such Tax Claim without the written consent of the other party. The Purchaser shall control all proceedings with respect to all other Tax Claims, provided, however, that the Purchaser shall not settle any such Tax Claims in any manner which could result in income being recognized in a Tax year or portion thereof ending before the Closing Date without prior written consent of the Seller, which consent shall not be unreasonably withheld.

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



      9.7 Tax Sharing Agreements. The Seller shall cause any and all Tax sharing agreements between the Seller or any of its affiliates (other than the Companies), and the Companies, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.

      9.8 Calculation of Losses. The amount of any indemnity payment under this Agreement shall be net of any amounts recoverable by the indemnified party under insurance policies with respect to the indemnified cost or loss and shall be (i) increased to take account of any net Tax cost to the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence of any such indemnified cost or loss, or payment of any such indemnity payment. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any indemnified cost or loss or payment of any indemnity payment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income purposes.

      9.9 Survival of Representations and Warranties. The representations and warranties made by any party pursuant to this Agreement shall survive and continue in full force and effect after the Closing Date until the close of business on April 15, 2000, if the Closing Date is prior to January 1, 2000, or April 15, 2001, if the Closing Date is on or after January 1, 2000 (either such date the "Expiration Date"), and any indemnification claim for breach thereof must be asserted in writing by the Expiration Date; provided, however, that the representations and warranties contained in Section 3.9, and the Expiration Date relating thereto, shall survive and continue until the expiration of the applicable statutes of limitations for enforcement and collection of the Taxes therein referenced.

      9.10  General Indemnification.

            (a) Subject to the terms and conditions of Sections 9.10, 9.11 and 9.12, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and any parent, subsidiary or Affiliate of any thereof and their respective officers and directors, agents, and representatives and persons claiming by and through any of them (the "Purchaser Group"), for, from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), directly or indirectly asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, at any time after the Closing Date and prior to the Expiration Date, by reason of or resulting from any breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement (other than any representation or warranty included in Section 3.9 of this Agreement which is covered by Sections

9.3 through 9.8 of this Agreement) or any other agreement or document executed in connection herewith (collectively, "Purchaser Claims"); provided, however, that the Purchaser Group shall be entitled to indemnification hereunder only when the aggregate of all such Purchaser Claims exceeds $500,000, and then only for the amount of such excess. In no event shall the Purchaser Group be entitled to indemnification hereunder for an amount, in the aggregate, in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

            (b) Subject to the terms and conditions of Sections 9.10, 9.11 and 9.12, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and any parent, subsidiary or affiliate of any thereof and their respective officers and directors, agents and representatives and persons claiming by and through any of them (the "Seller Group"), from and against all Damages, directly or indirectly asserted against, resulting to, imposed upon or incurred by the Seller Group or any member thereof, at any time after the Closing Date and prior to the Expiration Date, by reason of or resulting from any breach of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement or any other agreement or document executed in connection herewith (collectively, "Seller Claims," and, together with Purchaser Claims, "Claims"); provided, however, that the Seller Group shall be entitled to indemnification hereunder only when the aggregate of all such Seller Claims exceeds $500,000, and then only for the amount of such excess. In no event shall the Seller Group be entitled to indemnification hereunder for an amount, in the aggregate, in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

      9.11 Conditions of Indemnification. The obligations and liabilities of the Seller and the Purchaser, as the case may be, under Section 9.10 (herein referred to as the "Indemnifying Party"), with respect to Claims made by third parties shall be subject to the following terms and conditions:

            (a) Upon obtaining knowledge thereof, the person to whom such Claim relates (the "Indemnified Party") shall promptly notify the Indemnifying Party of such Claim; but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under Section 9.10 unless, and only to the extent that, such omission so to notify results in the loss of substantive rights or defenses.

            (b) If the Indemnifying Party acknowledges its obligations to indemnify and hold harmless hereunder, the Indemnifying Party shall have the right to employ such counsel as is reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses or rights available to the Indemnified Party which are substantially different from or in actual or potential conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right to select one law firm to act at the Indemnifying Party's expense as separate counsel, on behalf of such Indemnified Party (or, if there be more than one, all Indemnified Parties). The Indemnified Party shall have the right to participate in the defense of any such Claim. The Indemnified Party shall not settle any Claim without the consent of the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party and its representatives all records and other material required by them for their use in contesting any Claim asserted by a third party against the Indemnified Party.

            (c) Anything in this Section 9.11 to the contrary notwithstanding,
(i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the right to defend, at its own cost and expenses, and to compromise or settle such Claim with the consent of the Indemnifying Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

            (d) The Indemnified Party shall, upon learning of the existence of a Claim or any other event which is likely to result in Damages, take all reasonable actions to mitigate such Damages.

      9.12 Amount of Indemnification. In addition to the deductible amount of $500,000 and the maximum amount of $7,500,000 set forth in Section 9.10 above, the amount of indemnification due hereunder in respect of any Damages shall be calculated after deduction of (i) any amount of the Damages which is attributable to the action or failure to act of the Indemnified Party and (ii) any amounts as set forth in Section 9.8 of this Agreement.

10.   Termination.

      10.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned by notice given in writing as provided herein at any time prior to the Closing (provided, that any right to terminate other than pursuant to (a) and (b) must be exercised within thirty (30) days after the terminating party receives written notice of the event giving rise to such right of termination):

            (a)    by mutual consent of the parties hereto;

            (b) by either the Purchaser or the Seller if the Closing shall not have occurred by December 31, 2000; provided, however, that if on or prior to such date, the Nevada State Control Board, the Nevada Gaming Commission or any other Governmental Authority has granted the gaming licenses or the approvals necessary for the Purchaser to consummate the purchase of the Purchased Assets, the immediately preceding date shall be extended to February 14, 2001; provided further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

            (c) by either the Purchaser or the Seller if a court of competent jurisdiction shall have issued a Judgment or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Judgment or Order or other action shall have become final and nonappealable;

            (d) by the Seller if the Purchaser (x) breaches its representations and warranties, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein, and such breach or non-compliance as set forth in clauses (x) and (y) of this paragraph shall not have been cured within ten (10) days after receipt by the Purchaser of written notice specifying particularly such breach or non-compliance;

            (e) by the Purchaser if the Seller, Gemini or IMPS (x) breaches any of their respective representations and/or warranties to the extent contained herein, or (y) fails to comply in any material respect with any of their respective covenants or agreements contained herein;

            (f) by either the Purchaser or the Seller as set forth in Section 10.5(b) or by the Purchaser as set forth in Sections 2.7(d) and 10.4(b); and

            (g) by the Purchaser, at the sole and absolute discretion of the Special Committee, if Adjusted EBITDA generated by the Companies on a rolling twelve (12) month basis calculated for the twelve (12) month period ending at the last day of the month immediately preceding the last full month before the date that would be the Closing Date hereunder has declined by an amount equal to or greater than ten percent (10%) from the amount of Adjusted EBITDA generated by the Companies for twelve (12) month period ending December 31, 1998.

      10.2 Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for the obligations set forth in
Section 11.1 hereof.

      10.3 Remedies for Breach. Nothing herein will relieve any party from liability for any breach of this Agreement. Without limiting the generality of the foregoing, if the Purchaser breaches this Agreement, the Seller, Gemini and IMPS shall be entitled to seek specific performance from the Purchaser and if the Seller, Gemini or IMPS shall breach this Agreement, the Purchaser shall be entitled to seek specific performance from any of them.

      10.4  Fire or Other Damage.

            (a) If, prior to the Closing Date, all or any part of the Property is damaged by fire or other casualty, the Seller shall promptly inform the Purchaser of same and the following shall apply:

            (b) The risk of loss or damage to the Property by fire or other casualty, until the time of the delivery of the deeds as herein provided pursuant to Section 2.3(b)(13)(d)-(e) is assumed by the Seller and the Seller shall repair any such damage or pay insurance as provided below prior to Closing; provided, however, that if more than 10% of the rentable square feet of the Property is destroyed or severely damaged as a result of such casualty and such loss or damage materially impairs the operation of the Business and the Properties for at least four (4) months after the date of such loss or damage, but not more than two (2) months after the Closing Date, the Purchaser shall have the option, exercisable by notice to the Seller within 30 days after receipt of written notice of such loss or damage, to terminate this Agreement and thereupon this Agreement shall be deemed null and void and the parties shall be released from all further obligation and liability hereunder. If less than 10% of the rentable square feet of the Property is destroyed or severely damaged, if the condition set forth in the preceding sentence is not satisfied or if the Purchaser fails to exercise the option hereinabove granted within the time period provided, this Agreement shall continue in full force and effect, without any abatement of the Purchase Price by reason of such loss or damage; and the Seller shall repair such damage prior to Closing, or at the option of the Purchaser, at the Closing, the Seller shall pay to the Purchaser the amount of any insurance proceeds paid by the Seller's insurance company in connection with such damage less all sums reasonably expended by the Seller in collecting the same and all sums expended by the Seller pursuant to this Section 10.4 and shall execute and deliver an assignment (without recourse to the Seller) of all future sums to be paid by the Seller's insurance company in connection with such damage.

            (c) The Seller shall consult with, and keep the Purchaser advised of, the Seller's progress in connection with all actions required to adjust, compromise and collect the proceeds payable under the applicable policy or policies of casualty insurance. Provided that the Purchaser has agreed to consummate the sale of the Property following a casualty, the Seller shall not agree to any settlement of the insurance proceeds payable in connection with any such casualty without the Purchaser's approval, which approval shall not be unreasonably withheld.

            (d) The Seller, prior to the Closing Date and upon the collection of the insurance proceeds paid in connection with a casualty, shall cause to be promptly commenced all work necessary to restore or repair the damage or destruction caused by such casually. The Seller shall cause to be entered into such Contracts and agreements and cause to be prepared such plans and specifications as may be necessary to undertake such work, subject in each case to the approval of the Purchaser, which approval shall not be unreasonably withheld. Such Contracts, agreements, plans and specifications shall not be modified or amended in any material respect without the Purchaser's approval, such approval not to be unreasonably withheld. If such restoration or repair shall not be completed by the Closing Date, the Closing Date shall be adjourned until the restoration or repair is completed, or at the Purchaser's option, the Seller and the Purchaser shall proceed with the Closing. In such event, at the Closing, the Seller shall assign to the Purchaser any and all Contracts and agreements entered into by the Seller in connection with such restoration and repair, together with any plans and specifications prepared in connection therewith.

      10.5  Condemnation.

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



            (a) If, prior to the Closing Date, all or any part of the Property is taken by eminent domain (or is the subject of a pending taking or a taking which has been announced by a Governmental Authority, which, in either case, has not been consummated), the Seller shall promptly give the Purchaser written notice thereof and the following shall apply:

            (b) In the event a "material part of the Property" (as defined below) is taken (or is the subject of a pending taking or a taking which has been announced by a Governmental Authority, which, in either case, has not been consummated), either party may, by written notice to the other, elect to cancel this Agreement prior to the Closing Date and thereupon this Agreement shall be deemed null and void and the parties shall be released from all further obligation and liability hereunder.

            (c) In the event an immaterial part of the Property is taken (or is the subject of a pending taking or a taking which has been announced by a Governmental Authority, which, in either case, has not been consummated), neither party shall have any right to cancel this Agreement or if neither party exercises its right to terminate pursuant to Section 10.5(b), title shall nonetheless close in accordance with this Agreement, without any abatement on the part of the Purchaser by reason of such taking; provided, however, that, at the Closing, the Seller shall pay to the Purchaser the amount of any award for or other proceeds on account of such taking which may have been paid as a result of such taking and shall execute and deliver an assignment (without recourse to the Seller) of all future sums to be paid by the Governmental Authority in connection with such taking.

            (d) For purposes of this Section 10.5, "material part of the Property" shall mean 10% of the rentable square footage of the Property, or a lesser portion of the Property as, when so taken, would leave remaining a balance of the Property which, due either to the area so taken or the location of the parts so taken in relation to the part not so taken, would not, under economic conditions, Zoning laws or building regulations then existing or prevailing, readily accommodate a new or reconstructed building or buildings of a type and size generally similar to the building or buildings existing on the date of such taking or would result in the lack of reasonable access to public roads.

            (e) The Seller, prior to the Closing Date and upon the collection of the award made in connection with a taking, shall cause to be promptly commenced all work necessary to restore or repair the damage or destruction caused by such taking. The Seller shall cause to be entered into such Contracts and agreements and cause to be prepared such plans and specifications as may necessary to undertake such work, subject in each case to the approval of the Purchaser, which approval shall not be unreasonably withheld. Such Contracts, agreements, plans and specifications shall not be modified or amended without the Purchaser's approval, such approval not to be unreasonably withheld. If such restoration or repair shall not be completed by the Closing Date, then the Closing Date shall be adjourned until restoration or repair is completed, or at the Purchaser's option, the Seller and the Purchaser nevertheless shall proceed with the Closing. In such event, at the Closing, the Seller shall assign to the Purchaser any and all Contracts and agreements entered

                                     -63-


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into by the Seller in connection with such restoration and repair, together with any plans and specifications prepared in connection therewith.

11.   Miscellaneous.

      11.1 Legal and Accounting Expenses. Except as otherwise provided in this Agreement, the Seller shall be responsible for all legal and accounting expenses incurred by Gemini, IMPS or the Seller in connection with the transactions contemplated by this Agreement; provided, however, that Gemini will pay, or will reimburse the Seller for, the first $75,000 of such expenses. Except as otherwise provided in this Agreement, the Purchaser shall be responsible for all legal and accounting expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement.

      11.2  Transfer Taxes.

            (a) All stock transfer, Real Property transfer, documentary, registration, value-added and other similar Taxes (including interest, penalties and additions thereto) incurred in connection with the transactions contemplated by the Agreement shall be borne by the Seller, and the Seller shall indemnify the Purchaser for any such Taxes incurred by the Purchaser as a result of the Seller's failure to timely pay such Taxes. All sales and use Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by the Purchaser.

            (b) The Seller shall deliver to the Purchaser at or prior to the Closing a certificate, in form and substance reasonably satisfactory to the Purchaser, certifying that all payments under this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

      11.3 Publicity. At all times from the date hereof to the Closing, the parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall notify and use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

      11.4 Headings. Section headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

      11.5 Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including telecopier or facsimile or similar writing) and shall be

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deemed to have been duly given on the date of service if personally served or delivered by courier or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed or on the date sent if sent by telecopier, to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):

            If to the Purchaser, to:

            Lady Luck Gaming Corporation
            220 Stewart Avenue
            Las Vegas, NV 89101
            Attention: General Counsel
            Fax No.:  (702) 477-3003

            With a copy to:

            Morris, Nichols, Arsht & Tunnell
            1201 N. Market Street
            P.O. Box 1347
            Wilmington, DE 19899-1347
            Attention: S. Mark Hurd
            Fax No.:  (302) 658-3989

            and a copy to:

            Cadwalader, Wickersham, & Taft
            100 Maiden Lane
            New York, NY  10038
            Attn:  Brian Hoffmann
            Fax No.:  (212) 504-6666

            If to Gemini, Inc., to:

            Gemini, Inc.
            206 North Third Street
            Las Vegas, NV 89101
            Attention: Andrew H. Tompkins
            Fax No.: (702) 258-8175

            If to International Marco Polo's Services, Inc., to:

            International Marco Polo's Services, Inc.
            206 North Third Street

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



            Las Vegas, NV 89101
            Attention: Andrew H. Tompkins
            Fax No.: (702) 258-8175

            If to the Seller, to:

            Andrew H. Tompkins
            c/o Lady Luck Casino Hotel
            206 North Third Street
            Las Vegas, NV 89101
            Fax No.:  (702) 258-8175

            With a copy in the case of Gemini, IMPS and Seller to:

            Swidler Berlin Shereff Friedman, LLP
            919 Third Avenue
            New York, New York 10022
            Attention: Robert M. Friedman, Esq.
            Fax No.:  (212) 758-9526

            and a copy to:

            Lionel Sawyer & Collins
            1700 Bank of America Plaza
            300 South Fourth Street
            Las Vegas, Nevada 89101
            Attention: Jeffrey P. Zucker, Esq.
            Fax No.: (702) 383-8845

      11.6 Assignment; Binding Effect; Successors and Assigns. Prior to the Closing, neither of the parties hereto shall assign any rights hereunder without the prior written consent of the other. This Agreement will be binding upon and inure to the benefit of the parties hereto (including following the change of control of any such party or following any sale, or other transfer, of all or substantially all of the assets of any such party) and their respective successors (including a purchaser of all or substantially all of the assets of or a controlling equity interest in any such party) and permitted assigns. Notwithstanding the foregoing or any other provision of this Agreement, the Seller may transfer the Shares or any of the Seller's right, title or interest in or to any Assets (including the Property) to members of his family or trusts for the benefit of members of his family or pursuant to his will or the laws of intestate succession, so long as each transferee shall have agreed to be bound by the terms of this Agreement (and each such transferee shall be deemed to be included in the term "Seller"); provided that no such transfer shall release the Seller from any of his representations, warranties, covenants or obligations under this Agreement; and further provided that

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no such transfer shall invalidate either Company's status as an "S Corporation"
under Sections l361 through 1379 of the Code.

      11.7 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to principles of conflicts of law, except that any issues relating to gaming or other privileged licenses shall be construed in accordance with, and governed by, the Laws of the State of Nevada, without regard to principles of conflicts of law. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state court located within New Castle County, State of Delaware or Clark County, State of Nevada, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service process shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

      11.8 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire understanding and agreement of the parties and supersedes any and all other understandings, negotiations or agreements between the parties hereto relating to the sale, assignment and purchase of the Purchased Assets.

      11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.

      11.10 Severability. If any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

      11.11 No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

      11.12 Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by the parties hereto.

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      11.13 Waiver. Each of the Seller, Gemini, IMPS and the Purchaser, through the Special Committee, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

      11.14 Time of the Essence. Time is of the essence under this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                     /s/ Andrew H. Tompkins
                                     ----------------------
                                     Andrew H. Tompkins


                                     GEMINI, INC.

                                     By:  /s/ Andrew H. Tompkins
                                          ------------------------
                                     Name: Andrew H. Tompkins
                                     Title: President


                                     INTERNATIONAL MARCO POLO'S
                                     SERVICES, INC.

                                     By:  /s/ Andrew H. Tompkins
                                          ------------------------
                                     Name: Andrew H. Tompkins
                                     Title: President


                                     LADY LUCK GAMING CORPORATION

                                     By:  /s/ Alain Uboldi
                                          ------------------------
                                     Name: Alain Uboldi
                                    Title: President and Chief Operating Officer



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